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                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             GREENFIELD ONLINE, INC.

                               RAPIDATA.NET, INC.

                                       AND

                            THE SELLING SHAREHOLDERS

                          Dated as of January 25, 2005

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                                TABLE OF CONTENTS

Article I : SALE AND PURCHASE OF SHARES......................................................    1
         1.1.     Sale and Purchase of the Shares............................................    1
         1.2.     Purchase Price, Payment and Adjustments....................................    1
         1.3.     Deliveries at Closing; Stock Transfer Books................................    4

Article II : CLOSING; CLOSING DATE...........................................................    4

Article III : REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY..........................    5
         3.1.     Organization and Qualification.............................................    5
         3.2.     Articles of Incorporation and Bylaws.......................................    5
         3.3.     Capitalization.............................................................    5
         3.4.     Authority..................................................................    6
         3.5.     No Conflict; Required Filings and Consents.................................    6
         3.6.     Permits; Compliance........................................................    6
         3.7.     Financial Statements.......................................................    7
         3.8.     No Undisclosed Liabilities.................................................    7
         3.9.     Absence of Certain Changes or Events.......................................    8
         3.10.    Absence of Litigation......................................................    9
         3.11.    Brokers....................................................................   10
         3.12.    Tax Matters................................................................   10
         3.13.    Real Property..............................................................   12
         3.14.    Intellectual Property......................................................   13
         3.15.    Tangible Assets............................................................   16
         3.16.    Inventory..................................................................   16
         3.17.    Contracts and Policies.....................................................   16
         3.18.    Electronic Records; Powers of Attorney.....................................   18
         3.19.    Insurance..................................................................   18
         3.20.    Employees..................................................................   19
         3.21.    Employee Benefits..........................................................   20
         3.22.    Guaranties.................................................................   21
         3.23.    Environment, Health and Safety.............................................   21
         3.24.    Certain Business Relationships with the Company............................   21
         3.25.    Customers and Payors.......................................................   21
         3.26.    Product, Information and Service Warranties................................   22
         3.27.    Product, Information and Service Liability.................................   22
         3.28.    Privacy, Security and Identity Theft Etc...................................   22
         3.29.    Panel......................................................................   24
         3.30.    Disclosure.................................................................   25

Article IV : REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..................................   26
         4.1.     Authorization of Transaction...............................................   26
         4.2.     Non-contravention..........................................................   26
         4.3.     Brokers' Fees..............................................................   26
         4.4.     Company Shares.............................................................   26
         4.5.     Delivery of Information....................................................   27

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
         4.6.     Spouse.....................................................................   27

Article V : REPRESENTATIONS AND WARRANTIES OF BUYER..........................................   27
         5.1.     Organization and Qualification.............................................   27
         5.2.     Authority..................................................................   27
         5.3.     No Conflict; Required Filings and Consents.................................   27
         5.4.     Absence of Certain Changes or Events.......................................   28
         5.5.     Disclosure.................................................................   28

Article VI : COVENANTS.......................................................................   28
         6.1.     Affirmative Covenants of the Company and the Shareholders..................   28
         6.2.     Negative Covenants of the Company and the Shareholders.....................   29
         6.3.     Negative Covenants of Buyer................................................   31
         6.4.     Access and Information.....................................................   31

Article VII : ADDITIONAL AGREEMENTS..........................................................   31
         7.1.     Appropriate Action; Consents; Filings......................................   31
         7.2.     Transfer and Disposal of Transferred Items Prior to the Closing Date.......   32
         7.3.     Preparation of Audited 2004 Financial Statements...........................   32
         7.4.     Retention of Employees.....................................................   32
         7.5.     Best Efforts...............................................................   32
         7.6.     Confidentiality; Public Announcements......................................   32
         7.7.     Exclusivity; Acquisition Proposals.........................................   33
         7.8.     Breakup Fee................................................................   33
         7.9.     Additional Tax Matters.....................................................   33
         7.10.    Trade and Domain Names.....................................................   35
         7.11.    Section 338(h)(10) Election................................................   36

Article VIII : CLOSING CONDITIONS............................................................   37
         8.1.     Conditions to Obligations of Each Party Under This Agreement...............   37
         8.2.     Additional Conditions to Obligations of Buyer..............................   37
         8.3.     Additional Conditions to Obligations of the Company and the Shareholders...   39

Article IX : TERMINATION, AMENDMENT, WAIVER AND INDEMNIFICATION..............................   40
         9.1.     Termination................................................................   40
         9.2.     Amendment..................................................................   40
         9.3.     Waiver.....................................................................   40
         9.4.     Fees, Expenses and Other Payments..........................................   40
         9.5.     Indemnification............................................................   40
         9.6.     Shareholder Representative.................................................   43

Article X : GENERAL PROVISIONS...............................................................   44
         10.1.    Effectiveness of Representations, Warranties and Agreements................   44
         10.2.    Notices....................................................................   44
         10.3.    Certain Definitions........................................................   45
         10.4.    Construction...............................................................   49
         10.5.    Severability...............................................................   49
         10.6.    Reliance by Buyer..........................................................   49

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
10.7.    Entire Agreement and Modification..........................................   49
10.8.    Assignment.................................................................   49
10.9.    Parties in Interest........................................................   49
10.10.   Waiver; Remedies Cumulative................................................   50
10.11.   Further Assurances.........................................................   50
10.12.   Governing Law..............................................................   50
10.13.   Venue; Service of Process..................................................   50
10.14.   Counterparts...............................................................   50

EXHIBITS                         DESCRIPTION
--------                         -----------
Exhibit A     Form of Escrow Agreement
Exhibit B     Legal Opinion of Counsel to the Company
Exhibit C     Form of Employment Agreement for Mebane, Feldman
Exhibit D     Form of Restricted Stock Agreement for Mebane, Feldman
Exhibit E     Form of Non-Competition Agreement for Shareholders
Exhibit F     Legal Opinion of Counsel to Buyer

SCHEDULE
 NUMBER                          DESCRIPTION
--------                         -----------
1.2(a)        Allocation of Purchase Price
1.2(b)        Pre-Closing Transfers
1.2(c)        Calculation of Adjusted Working Capital
3.3           Capitalization
3.5           Filings and Consents
3.6           Permits, Compliance
3.7           Financial Statements
3.9           Absence of Certain Changes or Events
3.12          Tax Matters
3.13(a)       Real Property
3.14(c)       Intellectual Property
3.15          Tangible Assets
3.16          Inventory
3.17          Contracts
3.19          Insurance Policies
3.20          Employees
3.21          Employee Benefit Plans
3.24          Certain Business Relationships with the Company
3.25          Customers and Payors
3.26          Product, Information and Service Warranties
3.27          Product, Information and Service Liability
3.28          Privacy, Security and Identity Theft
3.29          Panel
4.2           Non-Contravention
4.4           Company Shares
6.2           Negative Covenants
8.2(c)        Contracts or Agreements Requiring Consents or Waivers

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INDEX OF DEFINED TERMS

                                                  PAGE
                                                 ------
338(h)(10) Income..............................      37
Affiliate......................................      45
Agreement......................................       1
Assets.........................................      45
Audited 2004 Financial Statements..............       3
Audited Financial Statements...................       3
Authority......................................      14
Base Consideration.............................       1
Baseline Data..................................      25
Basis..........................................      45
Buyer Material Adverse Effect..................      45
Buyer Notice...................................      42
Buyer Representatives..........................      31
Closing........................................       4
Closing Date...................................       4
Closing Date Balance Sheet.....................       2
Closing Payment................................       1
COBRA Coverage.................................      21
Code...........................................      46
Company........................................       1
Company Common Stock...........................       1
Company Disclosure Schedule....................       5
Company Employee Benefit Plans.................      20
Company Material Adverse Effect................      46
Company Permits................................       6
Contract.......................................      46
Control........................................      46
Current Accounts Receivable....................       2
EBITDA.........................................       3
EBITDA Adjustment..............................       3
EBITDA Escrow..................................       3
Employee Benefit Plan..........................      46
Employee Pension Benefit Plan..................      46
Employee Welfare Benefit Plan..................      46
Employment Agreements..........................      38
Encumbrances...................................      46
Environmental, Health and Safety Laws..........      46
ERISA..........................................      47
ERISA Affiliate................................      47
Escrow Agreement...............................       3
Excepted Claims................................      42
Exchange Act...................................      47
Executed Form 8023.............................      39
Executed State Election Forms..................      39
Extremely Hazardous Substance..................      47
GAAP...........................................      47
GLBA...........................................      22
Governmental Entities..........................       6
Handling.......................................      23
HIPAA..........................................      22
Incremental Tax Cost...........................      36
Incremental Tax Cost Amount....................      37
Information....................................      45
Information Assets.............................      45
Intellectual Property..........................      47
IRS............................................      10
know...........................................      48
knowledge......................................      48
known..........................................      48
Laws...........................................       6
Liabilities....................................       7
Liability......................................       7
Lien...........................................      48
Loss...........................................      41
Multiemployer Plan.............................      48
Ordinary Course of Business....................      48
Panel..........................................  24, 48
Panel Member...................................      25
Person.........................................      48
PII............................................      23
Preliminary 2004 Balance Sheet.................       7
Preliminary 2004 Financial Statements..........       7
Price Allocation...............................      36
Primary Escrow.................................       3
Proceeding Notice..............................      42
Purchase.......................................       1
Purchase Price.................................       1
Purchase Price Adjustments.....................       1
PwC............................................       3
Rapidata.......................................       1
Rejected Address(es)...........................      25
Restricted Stock Agreements....................      38
Restricted Transaction.........................      33
Return Periods.................................      10
Returns........................................      10
S Corporation..................................      11
S Corporation Taxable Periods..................      48
SEC............................................      48

Section 338(h)(10) Election........................  36
Securities Act.....................................  48
Security Interest..................................  48
Shareholder........................................   1
Shareholder Disclosure Schedule....................  26
Shareholder Representative.........................  43
Shareholders.......................................   1
Shares.............................................   1
Straddle Period....................................  34
Sub................................................   1
Sub-Panel(s).......................................  24
Subsidiaries.......................................  48
Subsidiary.........................................  48
Surviving Obligations..............................  42
Tax................................................  11
Taxes..............................................  11
Test Period........................................  25
Third Party Claim..................................  41
Transaction........................................  49
Transaction Cost Adjustment........................   3
Transaction Costs..................................   3
Transfer Taxes.....................................  35
Transferred Items..................................   2
Transgressed.......................................  13
Unaudited Historical Financial Statements..........   7
Valid..............................................  25
Validity Threshold.................................  25
Working Capital....................................   2
Working Capital Adjustment.........................   2

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT, is made and entered into on and as of January 25, 2005 (this "AGREEMENT"), by and among Greenfield Online, Inc., a Delaware corporation ("BUYER"), and Rapidata.net, Inc., a North Carolina corporation ("RAPIDATA" or the "COMPANY"), and John Gilmer Mebane, III, Benjamin Douglas Feldman, Jesse Lipson, and Jennifer Lipson Towns, the shareholders of the Company (collectively, the "SHAREHOLDERS", and each, a "SHAREHOLDER").

                                    RECITALS:

            1. The Shareholders are the sole owners of all the issued and outstanding shares (the "SHARES") of the common stock, no par value per share, of the Company (the "COMPANY COMMON STOCK"), and Buyer desires to purchase the Shares from the Shareholders, all upon the terms and subject to the conditions of this Agreement;

            2. The Shareholders are willing to sell the Shares to Buyer upon the terms and subject to the conditions of this Agreement; and

            3. Certain capitalized terms used in this Agreement are defined in
Section 10.3.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, do hereby agree as follows:

                     ARTICLE I : SALE AND PURCHASE OF SHARES

            1.1. Sale and Purchase of the Shares. On the Closing Date, the Shareholders agree to sell the Shares to Buyer and Buyer agrees to purchase the Shares from the Shareholders (the "PURCHASE") for the Purchase Price set forth in Section 1.2(a), subject to the terms and conditions and based upon the representations and warranties contained herein.

            1.2. Purchase Price, Payment and Adjustments.

                  (a)Purchase Price and Payment. The "PURCHASE PRICE" payable to Shareholders consists of $5,500,000 cash (the "BASE CONSIDERATION"), as adjusted by the Working Capital Adjustment, Transaction Cost Adjustment and EBITDA Adjustment, each as defined and set forth in Section 1.2(c) (and which together are referred to as "PURCHASE PRICE ADJUSTMENTS"). At the Closing, the Shareholders will be paid in aggregate an amount equal to the Base Consideration adjusted by the Working Capital Adjustment and the Transaction Cost Adjustment, less the amounts withheld in escrow as set forth at Section 1.2(d) (the "CLOSING Payment"). The Closing Payment will be paid by Buyer by company check payable to each Shareholder according to the allocation table set forth in Schedule 1.2(a). The balance of the Purchase Price (if any becomes due) will be payable according to the terms of the Working Capital Adjustment, EBITDA Adjustment and escrow provisions set forth below. The portion of the Purchase Price allocated to the covenants not to compete set forth in the Non-

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      Competition Agreements deliverable pursuant to Section 8.2(j) will equal one percent of the Closing Payment paid at Closing.

                  (b)Pre-Closing Transfers. Prior to the Closing Date in accordance with Section 7.2, the Company will transfer, distribute, settle, pay and/or dispose of all of the items listed below (the "TRANSFERRED ITEMS"); with the effect that Transferred Items will not be owned by or be a liability of the Company, nor assumed by Buyer, at the Closing Date: (i) any notes or accounts receivable due to the Company from its officers, directors or the Shareholders, or due from the Company to its officers, directors or the Shareholders; (ii) any automobiles or vehicles leased or owned by the Company that are used for personal purposes by the Shareholders or any employee of the Company, and any leases or indebtedness on or relating to such automobiles or vehicles for which the Company is liable in any manner whatsoever; (iii) all life insurance policies owned by the Company or paid for by the Company; (iv) all Company debt (including any notes, accounts payable or other debt that the Company has been notified under 15 USC Section 1681c-2 has resulted from identity theft), other than Transaction Costs that are to paid in connection with the Closing pursuant to Section 1.2(c)(ii); (v) pension plan and profit sharing obligations of the Company; (vi) the Right of First Refusal Agreement dated as of February 2, 2004 by and between Durham Historic Properties and the Company; and (vii) $100,000 Promissory Note of the Company to Wachovia Bank, N.A. dated June 7 2004. Schedule 1.2(b) contains a complete and accurate list of all Transferred Items. Any Taxes or other costs and expenses incurred or generated in connection with such transfers, distributions, terminations or disposals will be deemed to be Transferred Items borne solely by the Shareholders. To the extent the Company or Buyer incurs any cost or expense relating to the Transferred Items after Closing, Buyer will be reimbursed by such amount from the Primary Escrow.

                  (c) Purchase Price Adjustments.

                        (i)Working Capital Adjustment. The Base Consideration will (1) be reduced by the amount, if any, by which Working Capital of the Company as of the date of the Closing is less than $150,000 and (2) be increased by the amount, if any, by which Working Capital of the Company as of the date of Closing exceeds $150,000 (such amount, the "WORKING CAPITAL ADJUSTMENT"). For purposes of this Agreement, "WORKING CAPITAL" of the Company is defined as the amount by which the Company's cash and Current Accounts Receivable exceed the sum of its total liabilities on and as of the Closing Date. "CURRENT ACCOUNTS RECEIVABLE" are only those accounts receivable that are fewer than 60 days old and excluding those that the Company and the Shareholders, in good faith, believe are unlikely to be collected within 180 days of Closing. The Working Capital Adjustment will be based upon an unaudited balance sheet (the "CLOSING DATE BALANCE SHEET") that the parties will cause to be prepared in accordance with GAAP (except that footnotes may be omitted) consistent with the past practices of the Company. Buyer may choose to have the Closing Date Balance Sheet prepared by a nationally-recognized, independent certified public accounting firm selected by Buyer. The calculation and determination of the Working Capital Adjustment will be made by Buyer and the Company at Closing and will be deemed conclusive and binding on the parties. To the extent any amount reflected as a Current Account Receivable on the Closing Date Balance Sheet is not actually collected by the Company on or prior to 180 days after the Closing Date, Buyer shall be entitled to be reimbursed for the full amount of such account receivable plus any costs incurred in the attempt to collect it from the Primary Escrow. To the extent the Company receives payment within 180 days of the Closing on any Company accounts receivable that existed prior to the Closing, but that were not included as Current Accounts Receivable, such amount shall be deposited in the Primary Escrow and distributed to the Shareholders in the same percentages as set forth on Schedule 1.2(a) at the end of such 180 day period. Nothing herein shall require the Company or Buyer to take any action to collect any accounts receivable other than those actions taken in their Ordinary Course of Business.

                        (ii) Transaction Cost Adjustment. At the Closing, Buyer agrees to pay (or cause the Company to pay) all of the costs and expenses incurred by the Company in connection with the transactions contemplated hereunder including all fees and expenses related to legal, accounting, investment banking and financial advisory fees and expenses, and including the fees and costs associated with auditing of any financials required hereunder (the "TRANSACTION COSTS"). The Base Consideration will be reduced by the amount of such reimbursed costs (the "TRANSACTION COST ADJUSTMENT"). Any Transaction Costs that are presented to the Company or Buyer after Closing shall be paid by Buyer and Buyer shall be entitled to be reimbursed for any such amounts from the Primary Escrow.

                        (iii) EBITDA Adjustment. After Closing, Buyer will cause to be prepared an audited balance sheet of the Company at and for the year ended December 31, 2004, and the related statements of operations, statements of cash flows and statements of stockholder equity for the period then ended, and the notes and schedules thereto (the "AUDITED 2004 FINANCIAL STATEMENTS"), together with the report thereon, of PricewaterhouseCoopers, LLP ("PWC"). For every dollar that 2004 earnings before income taxes, depreciation and amortization ("EBITDA" reflected on the Audited 2004 Financial Statements is below $600,000, the Purchase Price will be reduced by $9.16 (the "EBITDA ADJUSTMENT"). Buyer shall be entitled to be reimbursed for the EBITDA Adjustment from the EBITDA Escrow first, and to the extent it is depleted, the Primary Escrow. Upon receipt of Audited 2004 Financial Statements that do not require an EBITDA Adjustment, Buyer will promptly notify the Custodian under the Escrow Agreement defined in the next section to release the EBITDA Escrow to the Shareholders.

                  (d)Escrows. The parties will enter into an escrow agreement substantially in the form attached as EXHIBIT A (the "ESCROW AGREEMENT"). The Escrow Agreement will provide for (1) a "PRIMARY ESCROW" initially consisting of $550,000 withheld from the Purchase Price at Closing, and
      (2) an "EBITDA ESCROW" initially consisting of $500,000 withheld from the Purchase Price at Closing. The amounts in escrow will be released according to the terms and procedures in the Escrow Agreement.

                  (e)Preparation of Audited Financial Statements. As soon as reasonably practicable, but in any event, on or before February 18, 2005, the Company will deliver to Buyer an audited balance sheet of the Company as of December 31, 2004, and the related statements of operations, statements of cash flows and statements of stockholders equity for the twelve month period then ended, and the notes and schedules thereto (the "AUDITED 2004 FINANCIAL STATEMENTS"), together with the unqualified report of PwC thereon. The Audited Financial Statements shall be in all respects reasonably acceptable to Buyer in form and substance.

                  (f)Cancellation of Options, Warrants, Convertible Securities and Treasury Stock. Each share of Company Common Stock held in the treasury of the Company, if any, will, immediately prior to the Closing Date, be canceled and extinguished and no payment will be made with respect thereto. Any outstanding option, warrant, right or other security convertible into or exercisable for any equity securities of the Company not exercised or converted prior to the Closing will expire and/or be cancelled.

            1.3. Deliveries at Closing; Stock Transfer Books.

                  (a)At the Closing, (i) the Shareholders will deliver to Buyer the various certificates, instruments, and documents referred to in Sections 8.1 and 8.2 hereof, (ii) Buyer will deliver to the Shareholders the various certificates, instruments, and documents referred to in Sections 8.1 and 8.3 hereof, (iii) the Shareholders will deliver to Buyer stock certificates representing all of the outstanding shares of the Company, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Shareholders the Closing Payment.

                  (b)On the date of this Agreement, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On and after the Closing Date, any certificates representing shares of Company Common Stock will thereafter only represent the right to receive a pro rata portion of the Purchase Price and such certificates, upon presentation to Buyer, will be converted into the Purchase Price consideration.

            1.4 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If Buyer so deducts and withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which Buyer made such deduction and withholding.

                       ARTICLE II : CLOSING; CLOSING DATE

            The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place through the delivery of executed documents and schedules at the offices of Buyer's attorneys, Preston Gates & Ellis LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158, on January 21, 2005, or at such other location and on such other date as Buyer and the Shareholders may mutually agree in writing (the "CLOSING DATE"). There will not be any requirement for any party to attend the Closing in Seattle.

                  ARTICLE III : REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

            Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Company to Buyer prior to or simultaneous with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company and the Shareholders hereby represent and warrant, jointly and severally, to Buyer as follows as of the date of this Agreement and as of the Closing Date:

            3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, has all requisite corporate or other power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted, electronically or non-electronically, and is duly qualified and in good standing to do business in each jurisdiction in which the nature or level of the business conducted by it or the ownership or leasing or its activities regarding its Assets or business makes such qualification necessary. The Company has no Subsidiaries, and does not, directly or indirectly, own or control any investment or interest (whether in the form of debt or equity) in any other Person.

            3.2. Articles of Incorporation and Bylaws. The Company has provided to Buyer complete and correct copies of (i) the Company's Articles of Incorporation and Bylaws or equivalent organizational documents, in each case as amended or restated, as in effect as of the Closing Date, (ii) the minute books relating to all meetings of stockholders, board of directors and committees of the Company, (iii) stock certificate books of the Company, (iv) stock transfer books of the Company, and (v) a list of the officers and directors of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated. In addition, the minute books (containing the record of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock transfer books of the Company are correct and complete.

            3.3. Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 100,000 shares are issued and outstanding as of the date of this Agreement, and (i) all of which Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or bound, and (ii) all of the issued and outstanding shares of Company Common Stock are owned by and held of record and beneficially by the Shareholders. There are no bonds, debentures, notes or other indebtedness, issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote. There are no options, warrants, calls or other rights (including subscription rights or registration rights), agreements, proxies, voting rights agreements, voting trusts, arrangements or commitments of any character, presently outstanding, which (i) obligate the Company to issue, deliver or sell shares of its capital stock or debt securities, (ii) obligate the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment, (iii) obligate the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or (iv) relate to the issued or unissued capital stock of, or other equity interests in, the Company.

            3.4. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company non-electronically is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, non-electronic execution and delivery thereof by the Shareholders and Buyer, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

            3.5. No Conflict; Required Filings and Consents.

                  (a)Except as set forth in Schedule 3.5, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Company's Articles of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated, (ii) to the knowledge of the Company and the Shareholders, conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, guidance, policy, judgment or decree (collectively, "LAWS") and applicable to the Company or by which any of its properties is bound or subject to, or (iii) result in any violation of or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension or cancellation of, or require payment under, or result in the loss or impairment of, or result in the creation of an Encumbrance on, any of the properties or Assets of the Company under or pursuant to, any note, bond, mortgage, security agreement, indenture, contract, agreement, lease, license, right, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its Assets is bound or subject.

                  (b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental, regulatory or quasi-governmental authority, domestic or foreign ("GOVERNMENTAL ENTITIES") based on Laws and other requirements of Governmental Entities.

            3.6. Permits; Compliance.

                  (a)The Company is in possession of all franchises, grants, authorizations, licenses, permits and permissions, easements, variances, exemptions, consents, certificates, approvals, orders and other rights and authorities necessary to own, lease, operate, use, access, disclose, and exercise intellectual property or other rights in its Assets and to carry on its business as it is now being conducted electronically or non-electronically (collectively, the "COMPANY PERMITS"), and there is no notice, claim, action, proceeding or investigation pending or, to the knowledge of the Company and the Shareholders, threatened regarding modification, suspension or cancellation of any of the Company Permits or any lack of rights or authority (or exceeding rights or authorities) under any of them. The Company is not in conflict with, or in default or violation of (a) to the knowledge of the Company and its

      Shareholders, any Law applicable to the Company or which any of its Assets is bound by or subject to or (b) any of the Company Permits. The Company has not received from any Governmental Entity or any other Person any notification in a record with respect to possible conflicts, defaults or violations of Laws.

                  (b)The Company is in compliance with (a) all applicable Laws that apply to or are for the protection of consumers or individuals; (b) if applicable, licensing of money services business and the Bank Secrecy Act (31 U.S.C. Section 5311 et. seq.) and all applicable laws relating to the licensing of money services businesses, and (c) all applicable laws regarding sweepstakes, incentives for Panel members or survey takers or the like.

            3.7. Financial Statements.

                  (a) Schedule 3.7 contains (i) true, correct and complete copies of an unaudited balance sheet (the "PRELIMINARY 2004 BALANCE SHEET") and income statement of the Company at and for the year ended December 31, 2004 (together with the Preliminary 2004 Balance Sheet, the "PRELIMINARY 2004 FINANCIAL STATEMENTS") and (ii) true, correct and complete copies of the unaudited balance sheets of the Company as of December 31, 2002 and 2003, and the related statements of operations, statements of cash flows and statements of stockholders equity for the twelve month periods then ended, and the notes and schedules thereto (together with the Preliminary 2004 Financial Statements, the "UNAUDITED HISTORICAL FINANCIAL STATEMENTS"). The Unaudited Historical Financial Statements (i) are accurate and complete in all material respects, in accordance with the assumptions and methodology set forth therein, (ii) will have been prepared based on the books and records of the Company, and present fairly the financial condition and results of operations of the Company for the dates and periods indicated, and (iii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered. When delivered pursuant to Section 1.2(f), the Audited 2004 Financial Statements (i) will be accurate and complete in all material respects, in accordance with the assumptions and methodology set forth therein, (ii) will have been prepared based on the books and records of the Company in accordance with GAAP, and will present fairly the financial condition and results of operations of the Company for the dates and periods indicated and (iii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered.

                  (b)To the knowledge of the Company and the Shareholders, the Current Accounts Receivable reflected on the Closing Date Balance Sheet are valid receivables subject to no setoffs or counterclaims, have been outstanding receivables on the Company's books and records for fewer than 60 days, and are likely to be collected at their full recorded amounts on or prior to 180 days following the Closing Date. On the Closing Date, there are no receivables due from the Shareholders or any of the Company's officers or directors or anyone claiming that they have been the victim of identity theft.

            3.8. No Undisclosed Liabilities. The Company has no liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise including liabilities for Taxes ("LIABILITY" or "LIABILITIES"), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than Liabilities fully reflected or reserved against on the face of the Preliminary 2004 Balance Sheet as adjusted for Liabilities incurred in the Ordinary Course of Business since December 31, 2004 through the Closing Date and which will be reflected on the Closing Date Balance Sheet.

            3.9. Absence of Certain Changes or Events. Since December 31, 2004, there has not been any adverse change in the business, financial condition, operations, results of operations or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                  (a)the Company has not entered in to any Transactions with respect to its Assets or with its customers, other than for fair consideration in the Ordinary Course of Business;

                  (b)the Company has not entered into any Transaction or any agreement, contract, lease or license relating to same outside the Ordinary Course of Business;

                  (c)no party (including the Company) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Company is a party or by which the Company is bound;

                  (d)the Company has not imposed, granted, allowed or consented to any Security Interest upon any of its Assets;

                  (e)the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than an aggregate of $5,000 outside the Ordinary Course of Business, unless otherwise approved in writing by Buyer;

                  (f)the Company has not made any capital investment in, any loan to, or any acquisition of the securities or Assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                  (g)the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                  (h)the Company has not delayed or postponed the payment of Accounts Payable, Accrued Expenses or other Liabilities outside the Ordinary Course of Business;

                  (i)the Company has not canceled, lost, compromised, waived, or released any right or claim (or series of related rights and claims);

                  (j)the Company has not granted any license or sublicense of any rights under or with respect to any Asset or Intellectual Property;

                  (k)there has been no change made or authorized in the Company's Articles of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated and in effect as of December 31, 2004;

                  (l)the Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (m)the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (n)the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance and whether tangible or intangible) to its Assets;

                  (o)the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

                  (p)the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (q)the Company has not granted any increase in the compensation of any of its directors, officers and employees;

                  (r)the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan) other than to comply with the terms of this Agreement;

                  (s)the Company has not made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

                  (t)the Company has not made any political contribution or pledged to make any charitable contribution;

                  (u)the Company has not done any act, or failed to do any act which it had a duty or obligation to perform, which has or could result in a breach of any obligation of the Company;

                  (v)there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company; and

                  (w) the Company has not committed to any of the foregoing.

            3.10. Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law, in rem or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company and the Shareholders, threatened against the Company, any of its Assets or against any Shareholder relating so such Shareholder's interest in or employment by the Company. The Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or continuing investigation by, any court or Governmental Entity, or any judgment, order, writ, injunction, decree or award of any court, Governmental Entity or arbitrator. To the knowledge of the Company and the Shareholders there is no fact, event, condition, circumstance or other matter which either has, or is reasonably likely to have resulted in, an event or determination having a Company Material Adverse Effect.

            3.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

            3.12. Tax Matters.

                  (a) The Company has timely filed (or caused to be filed) all federal, state, local and foreign Tax returns, reports, elections and information statements ("RETURNS") required to be filed by it, which Returns are true, correct and complete in all respects. All Taxes required to be paid in respect of the periods covered by such Returns ("RETURN PERIODS") have either been paid or fully accrued on the books of the Company. The Closing Date Balance Sheet contains adequate accruals for all unpaid Taxes, and all unpaid Taxes in respect of periods prior to Closing will be fully accrued on the books and records of the Company prior to Closing. The Company has no Liabilities for Taxes, other than Liabilities which will be reflected on the Closing Date Balance Sheet. The Company has not taken any position on any Tax Return or filing which is or would be subject to penalties under Section 6662 of the Code. The Company has not requested or been granted any extension of time to file any Return that has not yet been filed. There is no difference between the amounts of the book basis and the Tax basis of any asset of the Company that is not reflected in an appropriate accrual of deferred Tax liability on the books of the Company or fully reflected in the Closing Date Balance Sheet. All material elections with respect to Taxes made by or with respect to the Company are set forth on Schedule 3.12(a). The Company has provided or made available to Buyer true and correct copies of all Returns, all correspondence with any taxing authority, all tax work papers, any Tax planning memoranda and other Tax data for taxable periods ending on or after December 31, 2002.

                  (b) No deficiencies or adjustments for any Tax of the Company have been claimed, proposed or assessed or threatened. No claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction. Schedule 3.12(b) accurately sets forth the years for which the Company's federal and state income tax returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service ("IRS") and the applicable state taxing agencies. The Company is not subject to any pending or, to the knowledge of the Company and the Shareholders, threatened Tax audit or examination. The Company has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its Taxes or Tax Returns. Schedule 3.12(b) sets forth as of the date hereof (i) the Tax basis of the Company in its assets, (ii) the current and accumulated earnings and profits of the Company, (iii) the amount of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover and charitable contribution carryover of the Company, (iv) the amount of any deferred gain or loss allocable to the Company or excess loss account of the Company, and (v) a list of all joint ventures, partnerships, limited liability companies or other business entities (within the meaning of Treasury Regulation Section 301.7701-3) in which the Company has an interest.

                  (c) For the purposes of this Agreement, the terms "TAX" and "TAXES" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

                  (d) There are no liens for Taxes upon the assets of the Company except for Taxes that are not yet payable. The Company has withheld all Taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any Taxes required to be withheld from any other person and timely paid all such amounts withheld to the proper taxing authority.

                  (e) The Company has made a valid election under Section 1362 of the Code and a corresponding state or local Tax election in all applicable jurisdictions to be an S corporation effective as of its date of incorporation. The Company is, has been at all times since incorporation, and will be at all times through the Closing Date, an S corporation (within the meaning of Section 1361(a)(1) of the Code) (an "S CORPORATION") for purposes of the Code and for purposes of all corresponding provisions of applicable state and local law. The Company has no "net unrealized built-in gain" subject to the Tax imposed on certain built-in gains under in Section 1374 of the Code.

                  (f) No Tax will be imposed on the Company solely as a result of consummating the transaction contemplated by this Agreement, other than Transfer Taxes (the economic burden of which will be borne as set forth in Section 7.9(d) and Taxes resulting from the election described in Section
      7.11 (the economic burden of which will be borne as set forth in Section 7.11). The basis for the imposition of any state or local Taxes, other than Taxes based on income, will not be changed as a result of the transaction contemplated hereby.

                  (g) The Company is not liable for any payment that would give rise to the excise tax provided in Section 409A of the Code.

                  (h) The Shareholders are not subject to withholding under
      Section 1445 of the Code with respect to any transaction contemplated hereby.

                  (i) The Company has not engaged in any "reportable transaction" as defined in Treasury Regulation Section 1.6011-4.

                  (j) No consent or agreement has been made under Section 341(f) of the Code, by or on behalf of the Company or any predecessor thereof. The Company is not and has not been a party to any Tax sharing or tax allocation agreement. No item of income or gain reported by the Company for financial accounting purposes in any pre-Closing period is required to be included in taxable income in any post-Closing period. The Company has never been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code. The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method which has taken place prior to the Closing Date; nor does the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. The Company does not have and has not had a "permanent establishment" (as defined in any applicable income tax treaty) in any country other than the United States. The Company has made no election under Section 13261(g)(2) of P.L. 103-66, relating to the application of Section 197 of the Code. There are no outstanding rulings or requests for rulings from any taxing authority with respect to the Company.

                  (k) The use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise. The Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code. None of the assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code. The Company is not liable for Taxes under the provisions of Treasury Regulation
      Section 1.1502-6(a).

                  (l) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

            3.13. Real Property.

                  (a) The Company has never owned any real property.

                  (b)Schedule 3.13(b) lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Buyer correct and complete copies of the leases and subleases listed in
      Schedule 3.13(b). With respect to each lease and sublease listed in
      Schedule 3.13(b):

                        (i)the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                        (ii) the consummation of the Purchase and the subsequent merger of the Company with and into Buyer will not affect the terms or enforceability of the lease or sublease;

                        (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (iv) no party to the lease or sublease has repudiated any provision thereof;

                        (v)there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                        (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                        (vii) to the knowledge of the Company and the Shareholders, all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                        (viii) all facilities leased or subleased thereunder are supplied with functional utilities and other services necessary for the normal and usual operation of said facilities.

            3.14. Intellectual Property.

                  (a)The Company owns or has rights pursuant to license, sublicense, agreement or permission, applicable law or otherwise, to all Intellectual Property and Information Assets necessary for the operation of the Company's business as presently conducted, proposed to be conducted, and as required to be conducted in accordance with applicable Law and Company obligations. Each Information Asset and each item of Intellectual Property owned, leased or used by the Company is owned, leased or available for use by the Company on identical terms and conditions immediately subsequent to the Closing Date. The Company has taken all reasonably necessary and desirable action to maintain and protect each Information Asset and each item of Intellectual Property.

                  (b)The Company has not interfered with, infringed upon, misappropriated, converted, violated, trespassed upon, exceeded authority or consent with respect to, disclosed without authority, or otherwise come into conflict with (collectively "TRANSGRESSED") any Intellectual Property rights or rights in Information Assets of any third party. None of the Shareholders, directors, officers, employees or agents of the Company has ever received any oral or written charge, complaint, claim, demand or notice alleging any such Transgression (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Company's knowledge, no third party has Transgressed any Intellectual Property rights or Information Assets of the Company.

                  (c)Schedule 3.14(c) identifies each patent or trademark, domain name and copyright registration that has been issued to the Company or any Affiliate of the Company with respect to any of its Intellectual Property or Information Assets, identifies each pending application or application for registration that the Company or any Affiliate of the Company has made with respect to any of its Intellectual Property or Information Assets, identifies all domain names that are used by, registered to or held by the Company or any Affiliate of the Company, and identifies each license, agreement, or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of its Intellectual Property or Information Assets (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all the items to be listed on Schedule 3.14(c) (as such items are as amended to date).
      Schedule 3.14(c) also identifies each trade name or unregistered trademark used by the Company or any Affiliate of the Company in connection with any of its businesses. With respect to each item of Intellectual Property or Information Asset required to be identified in Schedule 3.14(c):

                        (i)the Company possesses all (x) right, title, and interest in and to the item, or (y) possesses sufficient rights in the item such that no other Person holds a rightful claim to, or interest in, the Intellectual Property or Information Asset which could interfere with Company's enjoyment of Company's interest, and the interest described in (x) or (y) is free and clear of any Security Interest, license, or other restriction, and, if such item was developed by an independent contractor, the Company has provided Buyer with an agreement in a written record relating to such work, as identified in Schedule 3.14(c);

                        (ii) no royalty or other remuneration of any type is payable with respect to any such item of Intellectual Property or Information Asset;

                        (iii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                        (iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of or license or right in or to such item;

                        (v)no consents are required for the exercise of any rights in the item by Buyer as a result of the Purchase;

                        (vi) the Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company be, in violation of any Transaction relating to the Company's Intellectual Property or Information Assets to which the Company is a party or otherwise bound; and

                        (vii) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, trespass, violation of law or other conflict with respect to such item.

                  (d)Schedule 3.14(d) identifies each Information Asset and each item of Intellectual Property that any third party owns or that the Company or any Affiliate of the Company uses pursuant to license, sublicense, agreement, consent or permission, applicable Laws or other authority (collectively, "AUTHORITY"), other than shrink-wrap licenses for personal computer software. The Company has delivered to Buyer correct and complete copies of same (as amended to date). With respect to each item of Intellectual Property and Information Asset required to be identified in
      Schedule 3.14(d):

                        (i)the Authority covering such item is legal, valid, binding, enforceable and in full force and effect;

                        (ii) the Authority will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date;

                        (iii) no party to the Authority or other Person is in violation of it or in breach or default, and no event has occurred which with notice or lapse of time would constitute a violation, breach or default or permit cancellation, modification or acceleration thereunder;

                        (iv) no party to the Authority or other Person has repudiated any provision thereof;

                        (v)no royalty or other remuneration of any type is payable with respect to any such item;

                        (vi) with respect to each sublicense, the representations and warranties set forth in items (i) through (v) above are true and correct with respect to the underlying license;

                        (vii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                        (viii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity or enforceability of the item;

                        (ix) no consents are required for the continued existence or exercise of any rights in the item by Buyer as a result of the Purchase; and

                        (x)the Company has not delegated any rights and has not granted any sublicense or similar right with respect to the Authority.

                  (e)Neither the Shareholders nor any of the directors and officers (nor any employees with responsibility for matters regarding Intellectual Property or Information Assets) of the Company have any knowledge of any new products, inventions, Information procedures or methods that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any service, product, process, Information or aspect of the Company or its business.

                  (f)None of the Company's products, websites, services or Information Assets use, embed or incorporate any software that (1) is subject to any "open source," "copyleft," or other similar types of license terms (including any GNU General Public License, Library GNU General Public License, GNU Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, or similar licenses); or
      (b) utilizes peer-to-peer file sharing technology.

                  (g) The Company has no obligations to provide maintenance or technical support.

                  (h) The Company has obtained legally binding agreements in non-electronic records from all employees and third parties with whom Company has shared Information (i) of Company that is confidential, or
      (ii) received from others that Company is obligated to treat, or has stated it will treat, as confidential or as restricted under a privacy or similar policy, which agreements require such employees and third parties to keep such information confidential or to use it only in accordance with said restrictions.

                  (i) The Company is not a member of any standards organization (including any similar organizations, such as special interest groups or associations).

                  (j) Schedule 3.14(j) lists any obligations of exclusivity, non-competition, non-solicitation, right of first refusal, or right of first negotiation or the like to which the Company is subject under any agreement.

                  (k) No parties other than the Company possess any current or contingent rights to any source code that is part of the Company's Intellectual Property or Information Assets (including through any escrow account).

            3.15. Tangible Assets. Schedule 3.15 lists all the tangible Assets of the Company. Except as set forth on Schedule 3.15, the Company owns and has good and marketable title to all the tangible property and tangible Assets necessary for the conduct of its business as presently conducted and as proposed to be conducted, and as required to be conducted in accordance with applicable Law and the Company's obligations, including, but not limited to, those Assets listed on Schedule 3.15. The Company has paid all Taxes due or incurred upon the purchase of such Assets. The Company has no knowledge of any defects in any of the tangible Assets in accordance with normal industry practice, and the tangible Assets are in good operating condition and repair. There are no Security Interests on any of the Assets of the Company.

            3.16. Inventory. The Company has no inventory.

            3.17. Contracts and Policies. Schedule 3.17 lists the following Contracts and other agreements to which the Company is a party and policies that the Company has adopted or otherwise made available to third parties, including the following:

                  (a)any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments of any amount or for a term of more than one year;

                  (b)any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services of any amount or which has a term of any duration;

                  (c) any partnership or joint venture agreement;

                  (d)any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in any amount, or under which it has imposed a Security Interest on any of its Assets, tangible or intangible;

                  (e)any agreement concerning confidentiality or non-competition, exclusivity, non-solicitation, right of first refusal, or right of first negotiation;

                  (f)any agreement with any of the Shareholders or Affiliates of any of the Shareholders;

                  (g)any agreement to supply goods or services or Information to any party, whether a related party or an unrelated third party, or to receive goods or services or Information from any party, whether a related party or an unrelated third party;

                  (h)any agreement concerning a change of control, including any agreement to provide consideration or accelerate options to purchase stock;

                  (i)any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement (including any Employee Benefit Plan) for the benefit of its current or former directors, officers and employees;

                  (j) any collective bargaining agreement;

                  (k)any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

                  (l)any agreement under which the consequences of a default or termination could have a Company Material Adverse Effect;

                  (m)any agreement or policies regarding Company undertakings or statements relating to privacy or security of Information, including Information owned by third parties that is handled, controlled or possessed by Company;

                  (n)any agreements regarding telephonic or electronic (including without limitation, by telephone or cellular phone, email, mobile services, Internet or otherwise) advertising, marketing or promotions, linking, use of search engines or metatags or the like, or insertion of any Information onto a device owned or operated by third parties such as customers of Company or survey takers or Panel members;

                  (o)all agreements with and policies concerning current members of the Panel, including but not limited to those regarding: online and offline recruitment of Panel members and survey takers; Panel membership; compensation or other reward of or incentives for Panel members, survey takers or recruiters, including agreements with third parties for the processing, clearing and delivery of same and for the reporting of unclaimed property; all privacy and security policies, online terms of use, incentive policies, sweepstakes rules and any other terms and conditions used in connection with the Panel and the Company's websites in effect as of the date of the Closing and applicable to current Panel members; and all procedures (including online screens) relating to obtaining agreement or consent to any of the foregoing, or

                  (p)any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

            The Company has delivered to Buyer a correct and complete copy of each written agreement or policy listed in Schedule 3.17 and a written summary setting forth the terms and conditions of each oral agreement or policy referred to in Schedule 3.17. With respect to each such agreement or policy: (i) such is legal, valid, binding, enforceable and in full force and effect; (ii) such will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party or other Person is in noncompliance, breach or default, and no event has occurred which with notice or lapse of time would constitute an act of noncompliance, breach or default, or permit cancellation, modification or acceleration, under such agreement or policy; and (iv) no party has repudiated any provision of such agreement.

            3.18. Electronic Records; Powers of Attorney.

                  (a)With respect to any Law requiring Company to retain a contract or other record relating to a Transaction, and with respect to any Law requiring any contract or record to be in a writing, if Company meets that requirement by retaining an electronic record of the information in the contract or other record, then such electronic record
      (a) accurately reflects the information set forth in the contract or other record; and (b) remains accessible to all persons who are entitled to access (or to retain a copy) by Law, for the period required by such Law and in a form that is capable of being accurately reproduced for later reference, whether by transmission, printing, or otherwise.

                  (b)With respect to any contract or record formed electronically by one or more electronic agents, Company can legally attribute the act of that agent to the person to be bound.

                  (c)With respect to information that is subject to the consumer disclosure rules of 15 U.S.C. Section 7001(c), Company has provided all disclosures and has obtained all consents, required by said section, and retains adequate records thereof.

                  (d)There are no outstanding powers of attorney executed on behalf of the Company.

            3.19. Insurance. Schedule 3.19 sets forth the following information with respect to each current insurance policy (including but not limited to policies providing property, casualty, liability and workers' compensation coverage, bond and surety arrangements and coverage for Information Assets and Intellectual Property) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b)the name of the insurer, the name of the policyholder and the name of each covered insured;

                  (c)the policy number, the period of coverage and the amount of the annual premiums payable;

                  (d)the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (e)a description of any retroactive premium adjustments or other loss-sharing arrangements.

            With respect to each such insurance policy: (i) such policy is legal, valid, binding, enforceable and in full force and effect; (ii) unless changed by Buyer, such policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policy; and (iv) no party to the policy has repudiated any provision thereof. Since its incorporation, the Company has been covered by insurance in scope and amount customary and reasonable for the business in which it has engaged.
Schedule 3.19 also describes any self-insurance arrangements affecting the Company.

            3.20. Employees. Schedule 3.20 sets forth a true and complete list of all employees of the Company, their respective positions, locations, salaries or hourly wages, accrued vacation (in days and monetary value), bonus or other compensation arrangements and severance arrangements, each as of the date hereof and as of the Closing Date. To the knowledge of the Shareholders and the directors and officers (and employees with responsibility for employment matters) of the Company, no executive, key employee or group of employees has any plans to terminate employment with the Company. Except as set forth in
Schedule 3.20, each employee of the Company is employed on an "at will" basis and has no right to any compensation following termination of employment except for wages earned prior to termination. Each employee of the Company has executed a proprietary information and inventions agreement in substantially the form provided to counsel for Buyer. Except as set forth in Schedule 3.20, no employee or former employee of the Company has had such employee's employment with the Company terminated by the Company or has voluntarily terminated such employee's employment with the Company during the 12-month period immediately preceding the Closing. The Company and the Shareholders have not basis to believe that any worker's compensation or other claims will be filed following the Closing by any individuals who are, as of the Closing, former employees of the Company that will, in the aggregate, cause the amount of the Company's periodic payments (or the portion of Buyer's periodic payments reasonably allocable to the office locations of the Company) to any worker's compensation insurance carrier(s) to increase. All claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under the Company's employee benefit programs brought by, or in respect of, any employees or former employees of the Company, which claims arise out of events occurring on or prior to the Closing Date, will be satisfied by the insurance carriers who served as the Company's insurance carriers during the periods prior to Closing, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date. The Company is and has been in full compliance with all Laws respecting employment practices, and no grounds exist for the assertion of any claims or initiation of any proceedings against the Company in connection therewith. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            3.21. Employee Benefits.

                  (a)Except as set forth on Schedule 3.21, with respect to all employees, former employees, directors and independent contractors of the Company and their dependents and beneficiaries, neither the Company nor any ERISA Affiliate presently maintains, contributes to or has any Liability under or with respect to any Employee Benefit Plan. The plans, programs and arrangements set forth on Schedule 3.21 are herein referred to as the "COMPANY EMPLOYEE BENEFIT PLANS." Each Company Employee Benefit Plan (and each related trust, insurance contract or other funding arrangement) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws and governing documents and agreements, and each Company Employee Benefit Plan intended to be qualified under Section 401(a) or 423 of the Code (and its related trust, if applicable) is so qualified and has been tax-qualified since its creation. Each Company Employee Benefit Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such plans. With respect to each Company Employee Benefit Plan, there has been no act or omission by the Company or any ERISA Affiliate that would impair the right or ability of the Company or any ERISA Affiliate to unilaterally amend in whole or part or terminate such Company Employee Benefit Plan at any time, subject to the terms of any insurance contract or other contractual arrangements with third parties, and the Company has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500, if any; (iii) the most recent financial statement and, if applicable, actuarial valuation; (iv) all correspondence with the Internal Revenue Service, the Department of Labor and other governmental agencies with respect to the past three plan years other than IRS Form 5500 filings; and (v) the most recent summary plan description.

                  (b)Neither the Company nor any of its directors, officers or employees has any Liability with respect to any Company Employee Benefit Plan for failure to comply with ERISA, the Code, any other applicable Laws or any governing documents or agreements. No non-exempt "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975, has occurred with respect to any Company Employee Benefit Plan.

                  (c)No Company Employee Benefit Plan has any unfunded Liability. With respect to the Company Employee Benefit Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) will be made prior to the Closing Date in accordance with past practice.

                  (d)Neither the Company nor any ERISA Affiliate maintains, maintained, contributes to, or has any Liability (including, but not limited to, current or potential withdrawal Liability) with respect to any current or former employee benefit plan which is or has been subject to Title IV of ERISA, including any Multiemployer Plan. No Company Employee Benefit Plan is a multiple employer welfare arrangement as defined in
      Section 3(40) of ERISA.

                  (e)With respect to all employees and former employees of the Company, neither the Company nor any ERISA Affiliate presently maintains, contributes to or has any Liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state continuation coverage laws. There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B, or any predecessor provision, of the Code or any related regulations. No event has occurred with respect to which the Company or any Affiliates could be liable for a material Tax imposed by any of Sections 4972, 4976, 4977, 4979 or 4980 of the Code, or for a material civil penalty under Section 502(c) of ERISA.

                  (f)There is no pending, or to the knowledge of the Company, threatened legal action, proceeding, audit, examination or investigation against or involving any Company Employee Benefit Plan maintained by the Company or any ERISA Affiliate (other than routine claims for benefits). To the knowledge of the Company, there is no basis for, and there are no facts which could give rise to, any such condition, legal action, proceeding or investigation. Any bonding required with respect to any Company Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  (g)To the knowledge of the Company and the Shareholders, the Company does not, and following the Closing the Company and Buyer will not, have any obligation, or liability in connection with any obligation, to provide health care continuation coverage under ERISA Section 608 and Code Section 4980B ("COBRA COVERAGE") to any individuals whose qualifying event (within the meaning of Code Section 4980B(f)(3)) occurred on or prior to the Closing Date and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was with the Company.

            3.22. Guaranties. The Company is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            3.23. Environment, Health and Safety. To the knowledge of the Company and the Shareholders, the Company is and has been in compliance with all Environmental, Health and Safety Laws. The Company has never received any written or oral notice, claim, subpoena, or summons, or been threatened orally or in writing with any notice, claim, subpoena, or summons, from any Person alleging (i) any Liability of the Company under any Environmental, Health and Safety Laws or (ii) any violation by the Company of any Environmental, Health and Safety Law.

            3.24. Certain Business Relationships with the Company. Neither the Shareholders nor any Affiliates of the Shareholders have been involved in any business arrangement or relationship with the Company within the past 12 months (other than employment by the Company), and neither the Shareholders nor any Affiliates of the Shareholders own any Asset which is used in the business of the Company.

            3.25. Customers and Payors. Schedule 3.25 contains (a) a list of the 15 largest customers of the Company for the 12-month period immediately preceding December 31, 2004

(determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net revenues from each such customer during such 12-month period; and (b) a list of the 15 largest customers of the Company for the 12-month period immediately preceding December 31, 2003 (determined on the basis of the total dollar amount of net revenues) showing the total dollar amount of net sales from each such customer during such 12-month period. Neither the Company nor the Shareholders have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers of the Company will not continue to be customers of the business of the Company after the Closing at substantially the same level of purchases as heretofore.

            3.26. Product, Information and Service Warranties. Each product and all Information licensed, sold, leased or delivered, and each service performed, by the Company has been in conformity with all applicable Laws and contractual commitments or policies and all express, implied or statutory warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) for: the replacement or repair of any product, the inaccuracy or inadequacy of any Information, the substandard performance of any service or Panel or selection or composition or adequacy of a Panel, or other damages in connection with the product, Information or services provided by the Company, subject only to the reserve for product and service warranty claims set forth on the face of the Preliminary 2004 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product or Information sold, licensed leased or delivered, or service performed, by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license, lease, service or performance. Schedule 3.26 includes copies of the standard terms and conditions of sale, license, lease, service or performance for the Company (containing applicable guaranty, warranty and indemnity provisions).

            3.27. Product, Information and Service Liability. The Company has no Liability and, to the knowledge of the Shareholders and the Company, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability) arising out of any injury or damages (whether actual or alleged) to any Person or its property (including Intellectual Property), Information, privacy or its personal affairs or its personal or business operations or prospects as a result of the ownership, license, possession or use of (i) any product or Information sold, licensed, leased, delivered or otherwise provided (directly or indirectly) by the Company or (ii) any service performed by the Company.

            3.28. Privacy, Security and Identity Theft Etc.

                  (a)The Company represents and warrants that it is in full compliance with all Laws applicable to its business, the Panel, survey takers, users of Company websites and/or service providers regarding: (1) privacy, data protection or the security of Information, including but not limited to, as applicable, the U.S. Childrens Online Privacy Protection Act, the U.S. Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the U.S. Gramm Leach Bliley Act ("GLBA"), the European Union Data Protection Directive, the Canadian Personal Information Protection and Electronic Documents Act, and all other Laws relating to privacy, data protection or security of Information; (2) disposal of Information; (3) reporting or notice of actual or attempted breaches in security or suspected criminal activity; (4) identity theft; (5) "consumer reporting agencies," as defined in the U.S. Fair Credit Reporting Act (FCRA) as amended by the Fair and Accurate Credit Transactions Act, or users of consumer reports or furnishers of information to consumer reporting agencies (all as defined in the FCRA); (6) the collection, transmission, use, maintenance, storage, access to, disclosure, processing and disposal (collectively "HANDLING" or variation) of personally identifying information, including social security or other identification numbers and account numbers; (7) telemarketing; (8) "spam," commercial email messages and commercial mobile service messages; (9) direct marketing or sharing Information for direct marketing purposes (with any third party, including Affiliates); (10) advertising or other communications directed to particular users based on Information about them; (11) "opt in or out" requests relating to any of the foregoing, including providing required opportunities to do so and honoring such requests; and (12) consents, notices, disclosures, Internet postings, and reports relating to any of the foregoing or Handling thereof.

            (b) Regarding any subject matter referenced in Section 3.28(a), the Company is in full compliance with all of its obligations and all its statements wherever made (including without limitation, in policies, on websites or electronically through P3P or other electronic settings that communicate with browsers or the like) are consistent with each other, accurate, not misleading and do not constitute an unfair act or practice, including (without limitation) obligations or statements not required by Laws.

            (c) Regarding any subject matter referenced in Section 3.28(a) and
(b), the Company has not been the subject of and has not received notice of any assessment or audit indicating any noncompliance, any actual or attempted breach of security, or any claim that could give rise to a Liability.

            (d) The Company does not collect or use any personally identifiable information from users of its or other websites, or insert (or cause to be inserted) onto their computers or other access device, any Information that is not described in a privacy policy posted on the site and that complies with applicable Laws; the Company requires all users of its website, Panel members and survey takers to agree to the privacy, security and/or identity theft policy and terms of use or other agreements as relevantly listed in Schedule 3.17.

            (e) The Company owns all right, title, and interest in and to all data Company Handles regarding users of its website, Panel members and survey takers, including all demographic data and other data supplied to the Company's customers.

            (f) The Company has not and does not Handle personally or individually identifying information, including health information (collectively, "PII") other than in a manner consistent with Company's posted privacy policy and standard industry privacy practices, and in compliance with Laws. The Company is not a "covered entity", as that term is defined by 45 C.F.R.Section 160.103, and the Company is not subject as a "covered entity" to the Standards for Privacy of Individually Identifiable Health Information promulgated by the U.S. Department of Health and Human Services in accordance with the Administrative Simplification provisions of HIPAA. To the knowledge of the Company and the Shareholders, the Company is either not subject to or is in compliance in all respects with any similar privacy laws in existence in any state or foreign jurisdiction. The Company is in compliance with all obligations and responsibilities under any and all agreements (including without limitation business associate agreements to which the Company is a party that require the Company to protect the confidentiality, integrity or security of health information relating to an individual patient. The Company also complies with requirements of the Fair Credit Reporting Act regarding medical information (as defined therein).

      (g) The Company: (i) has no knowledge of any event or circumstance that would constitute a default by the Company under any business associate, limited data use, or other agreement with an entity subject to HIPAA or other Laws regarding the subject matter of Section 3.28(a) or (b); (ii) has no knowledge of any use or disclosure of PII by the Company that is not permitted by the applicable agreement with the data source or applicable Laws or that is not required by Laws; (iii) has no knowledge or any outstanding or unresolved complaint regarding Handling by Company or its agents, customers or any other Persons, of PII or other information; (iv) has implemented appropriate and reasonable safeguards to prevent use or disclosure of PII other than as provided in applicable contracts with the data source or as required by Laws; (v) has not disclosed or provided any subcontract or agent with access to PII without first having obtained reasonable assurance, or contractual assurance where required by Laws, that such subcontractor or agent will comply with the same restrictions and conditions that apply to the Company with respect to the information; and
(vi) has (A) obtained or required data sources to obtain authorizations compliant with requirements under HIPAA and other applicable Laws for the disclosure of PII to the Company or (B) a system that maintains information relating to the disclosure of PII appropriate to providing an accounting of disclosures under HIPAA or other applicable Laws, including without limitation, the date of the disclosure, the name and address (if known) of the entity or person who received the information; a brief description of the protected health information disclosed; and a brief statement of the purpose of the disclosure that may reasonably informs an individual of the basis for the disclosure.

            (h) The Company has developed and implemented (or is so doing where applicable Laws allow delayed implementation) appropriate safeguards reasonably and appropriately: (i) to protect the confidentiality, integrity and availability of individually identifiable health information maintained in electronic form, which safeguards will be in place and operational on or before April 20, 2005 and continuously thereafter; and (ii) to protect all PII from unauthorized access, destruction, use, modification, or disclosure as required by Laws or by Company obligations or policies.

            3.29. Panel.

                  (a)The Rapidata online panel of healthcare professionals consists of the following sub-panels (i) the Pharmacist Panel consisting of hospital pharmacists, retail pharmacists and managed care pharmacists and decision makers, (ii) the Physician Panel consists of U.S. based physicians actively engaged in patient care, and (iii) the Nurse Panel consists of U.S. based nurses and nurse practitioners actively engaged in patient care. The Pharmacist Panel, the Physician Panel and the Nurse Panel are each referred to as a "SUB-PANEL(S)," and collectively referred to as the "PANEL." Schedule 3.29 sets forth a complete and accurate list of the number of panelists in each of the foregoing Sub-Panels.

                  (b)On the Closing Date: (1) the Panel and each Sub-Panel consists and will consist of not less than the number of unique e-mail addresses listed in Schedule 3.29, and

      Valid addresses through the Test Period (as provided below) will not fall below such number for each Sub-Panel in an amount greater than 5% (the "VALIDITY THRESHOLD"); (2) each individual who is a member of the Panel ("PANEL MEMBER") and is listed in Schedule 3.29 under the column heading "Double Opt-In" has joined voluntarily and has also double opted in by either affirmatively responding to a confirmatory email sent by the Company after joining or by participating in more than one survey; (3) except as identified in Schedule 3.29, each Panel Member has agreed to a Panel Member Acknowledgement and associated privacy policy listed in
      Schedule 3.17 1. (l) or (m); (4) by joining, all Panel Members have agreed to receive continuing e-mail solicitations from Company to participate in online marketing research surveys, but members have no obligation to participate in any particular survey and may elect to unsubscribe at any time; and (5) all emails to Panel members comply with 15 U.S.C. Section 7701 et. seq. and all other Laws regarding "spam," and all requests to "opt-out" of receipt of any or all emails are timely honored by Company and no further commercial email messages are sent to members so requesting. Buyer shall have 45 business days after the Closing Date to test whether the e-mail addresses delivered at Closing are Rejected Addresses (the "TEST PERIOD"), and shall notify the Company Shareholders within 10 business days of the end of the Test Period if there are Rejected Addresses that cause the Panel to fall below the Validity Threshold, such notice to provide a complete list of each address that tested as a Rejected Address.

                  (c)"VALID" addresses are email addresses that do not test as a Rejected Address, and a "REJECTED ADDRESS(ES)" shall mean an email address that when sent an email provides a bounce-back-message as follows (i) mail box does not exist, (ii) user unknown, (iii) message undeliverable, (iv) mailbox unavailable, (v) destination server could not be found, or (vi) mailbox not found. If the Panel has Rejected Addresses that cause the Panel to fall below the Validity Threshold as of the end of the Test Period, Buyer shall have a claim against the Primary Escrow equal to $5.00 for each Rejected Address below the Validity Threshold.

                  (d)As of the date hereof, the demographic and statistical information provided by the Company to Buyer regarding the Panel and the members of each Sub-Panel as of such date as set forth on Schedule 3.29 is true and accurate in all material respects (the "BASELINE DATA"). At the Closing, the Company shall deliver a certification of its president certifying that, as of a date not more than five days prior to the Closing, the Company re-tested the Baseline Data in respect of the Panel and each Sub-Panel as of such date and that there was not a decline of more than 2% compared to the Baseline Data for each Sub-Panel.

            3.30. Disclosure. No representation or warranty made by the Company or the Shareholders, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no fact known to the Company or the Shareholders that has not been disclosed to Buyer in the schedules or otherwise in writing (whether as part of due diligence or otherwise) that was or is, or so far as the Company or the Shareholders can reasonably foresee, will have a Company Material Adverse Effect or was or is or will have a material adverse effect on the ability of the Company or the Shareholders to perform their respective obligations under this Agreement.

           ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

            Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Company to Buyer prior to or simultaneous with the execution of this Agreement (the "SHAREHOLDER DISCLOSURE SCHEDULE"), the Shareholders hereby represent and warrant, jointly and severally, to Buyer as follows as of the date of this Agreement and as of the Closing Date:

            4.1. Authorization of Transaction. Each Shareholder has full power and authority to execute and deliver this Agreement and to perform all obligations hereunder and thereunder required to be performed by such Shareholder. This Agreement constitutes the valid and legally binding obligation of each such Shareholders, enforceable in accordance with its terms and conditions. Each of the Shareholders is a natural person over 21 years of age who is domiciled in the State of North Carolina, other than Jennifer Lipson, who is domiciled in the Commonwealth of Virginia.

            None of the Shareholders has had a legal representative appointed by a court of law or otherwise to act in behalf of any of the Shareholders or with respect to any property of any of the Shareholders. None of the Shareholders is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

            4.2. Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated thereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, Governmental Entity, or court to which the Shareholders are subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Shareholders is a party, by which any of the Shareholders is bound or to which any Assets of the Shareholders are subject.

            4.3. Brokers' Fees. None of Shareholders has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            4.4. Company Shares. Shareholders hold of record and own beneficially all the outstanding shares of Company Common Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Encumbrances, Security Interests, options, warrants, purchase rights, contracts, commitments and/or other rights whatsoever. None of the Shareholders is a party to any option, warrant, purchase right or other contract or commitment whatsoever that could require any of the Shareholders to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement) or any securities convertible into or exchangeable for capital stock of the Company. None of the

Shareholders is a party to any voting trust, proxy, voting rights agreement or other agreement or understanding with respect to the voting of any capital stock of the Company.

            4.5. Delivery of Information. The Shareholders acknowledge the receipt and review by the Shareholders of Buyer's Prospectus on Form 424(b)(4) filed with the SEC on December 7, 2004 and Buyers Current Reports on Form 8-K filed with the SEC on December 10, 2004, January 4, 2005 and January 19, 2005, respectively.

            4.6. Spouse. Each Shareholder represents that his or her spouse has executed a Spousal Consent on the signature page hereto, or that he or she is not married.

               ARTICLE V : REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to the Company and the Shareholders that:

            5.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted electronically or non-electronically, and Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature or level of the business conducted by it or the ownership or leasing or its activities regarding its Assets or business makes such qualification necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

            5.2. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the Shareholders and the Company, constitutes the legal, valid and binding obligations of Buyer enforceable in accordance with its terms.

            5.3. No Conflict; Required Filings and Consents.

                  (a)The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Buyer, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Buyer or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on, any of the properties or Assets of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any of their respective properties is bound by or subject to, except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or Liens or Encumbrances that would not have a Buyer Material Adverse Effect.

                  (b)The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except
      (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Buyer from performing its obligations under this Agreement.

            5.4. Absence of Certain Changes or Events. Except as and to the extent disclosed in filings with the SEC prior to the date of this Agreement or as contemplated in this Agreement, since the end of the calendar period for which Buyer filed its most recent report, there has not been (a) a Buyer Material Adverse Effect or (b) any significant change by Buyer in its accounting methods, principles or practices.

            5.5. Disclosure. No representation or warranty made by Buyer, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Buyer or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained herein or therein not misleading in light of the circumstances under which they were furnished. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of Buyer to Company and/or the Shareholders will be deemed representations and warranties by Buyer. There is no fact known to Buyer that has not been disclosed in the schedules or otherwise in writing (whether as part of due diligence or otherwise) that was or is, or so far as Buyer can reasonably foresee, will have a Buyer Material Adverse Effect or was or is or will have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

                             ARTICLE VI : COVENANTS

            6.1. Affirmative Covenants of the Company and the Shareholders. The Company and the Shareholders hereby covenant and agree that, prior to the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will: (a) operate only in the Ordinary Course of Business; provided that the Company may distribute bonuses in recognition of the Closing to employees (other than Shareholders) of no more than $20,000 in the aggregate; (b) consult with Buyer on an on-going basis regarding any business activities not undertaken in the Ordinary Course, including without limitation, any license agreements (other than standard end user license agreements), OEM agreements, "bundling" agreements, or other material contracts into which the Company proposes to enter, (c) preserve and/or maintain, in all material respects and consistent with past custom and practice, its business and Assets, including its present Information Assets, Intellectual Property, operations, physical facilities, working conditions and relationships with its present employees and Persons having significant business relations with it, including suppliers, referral sources, payors, Panel Members, and customers, (d) maintain and keep its properties and Assets in as good order, security, repair and condition as at present, ordinary wear and tear excepted,
(e) keep
in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained, (f) at the request of Buyer, obtain pre-clearance certificates and file such instruments and documents as are necessary to permit Buyer to merge the Company with and into Buyer on the Closing Date or immediately following the Closing Date; and (g) advise Buyer of any event the occurrence or non-occurrence of which, so far as the Company or the Shareholders can reasonably foresee, could have a Company Material Adverse Effect, could have a material adverse effect on the ability of the Company or the Shareholders to perform their respective obligations under this Agreement or, following the Closing, could have a Buyer Material Adverse Effect; (h) deliver the Audited 2004 Financials to Buyer as soon as reasonably practicable but in any event on or prior to February 18, 2005; and (i) to use commercially reasonable efforts to cause PwC to give its consent to Buyer to include its audit reports for the Audited Financials in Buyers SEC filings.

            6.2. Negative Covenants of the Company and the Shareholders. Except as expressly contemplated by this Agreement, or otherwise consented to in writing by Buyer, from December 31, 2004 until the Closing Date, the Company has not and will not, directly or indirectly through any Affiliate or otherwise (and the Shareholders will not and will not cause the Company to), and has not permitted and will not permit any Affiliate to directly or indirectly, do any of the following:

                  (a)(i) increase the compensation payable to, or to become payable to, any employee, director or executive officer (provided that the Company may distribute bonuses in recognition of the Closing to employees, other than Shareholders, of no more than $20,000 in the aggregate); (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into, amend, modify or terminate any Employee Benefit Plan or arrangement except as may be required by applicable Law; or (iv) hire any person other than persons to replace existing employees who cease to be employed with the Company prior to the Closing, with such replacement persons being hired at the same total cost and salary as the former whom they are replacing;

                  (b)declare or pay any dividend on or make any other distribution in respect of, outstanding shares of its capital stock;

                  (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                  (d)(i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Security Interests, Liens, claims, pledges, limitations in voting rights, charges or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any other shares, or any rights, warrants or options to acquire, any such shares; and (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which will be to make such terms more favorable to the holders thereof;

                  (e)acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in, all or a portion of the Assets of, or by any other manner, any corporation, partnership, association or other business, organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other Person (other than the purchase of Assets from suppliers or vendors in the Ordinary Course of Business) which are material, individually or in the aggregate, to the Company;

                  (f)sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material Assets;

                  (g)propose or adopt any amendments to its Articles of Incorporation or its Bylaws;

                  (h)(i) change any of its methods of accounting, or (ii) make, change or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, execute any waiver of restrictions on assessment of any Tax, file any Tax Return (other than any estimated, payroll, sales or immaterial information Tax Returns or other Tax Returns due (taking into account duly obtained extensions under applicable law) or any amendment to a Tax Return, or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income Tax Return for the taxable year ended December 31, 2003, except, in the case of clause (i) or clause (ii), as may be required by Law or GAAP;

                  (i) enter into any Contract outside the Ordinary Course of Business;

                  (j)create, or permit the creation of, any Lien upon any Assets outside the Ordinary Course of Business;

                  (k)enter into any employment Contract or collective bargaining agreement, or modify the terms of any existing such Contract or agreement;

                  (l) sell, lease, license, transfer or assign any Assets;

                  (m)make any capital expenditures other than in the Ordinary Course of Business, or make any capital expenditures which in the aggregate exceed $5,000.00, unless the Company has received the prior written consent of Buyer;

                  (n)amend or renew, or enter into any Contract involving operations outside of the United States; or

                  (o)take or agree to take any action that would or is reasonably likely to result in any representations and warranties of the Company or the Shareholders set forth in this Agreement being untrue or in any of the conditions to the Purchase not being satisfied.

            6.3. Negative Covenants of Buyer. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Closing Date, Buyer will not take or agree to take any action that would or is reasonably likely to result in any representations and warranties of Buyer set forth in this Agreement being untrue or in any of the conditions to the Purchase not being satisfied.

            6.4. Access and Information. The Company will provide Buyer and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, the "BUYER REPRESENTATIVES"), with full access, upon reasonable prior notice, to all officers, employees, accountants, referral sources, customers, patients and suppliers of the Company and, with respect to the Company and its officers, employees and accountants, to all of their electronic or non-electronic assets, information, properties, Contracts, books, records and all such other information and data concerning the business and operations of the Company as Buyer or any of the Buyer Representatives reasonably may request in connection with such investigation. Such investigation will involve, among other things, Buyer's review and confirmation of the Financial Statements, the legal review of the Company's Contracts and leases, the review of the Company's Information, panel data, client and referral lists and reference checks of the Company.

                       ARTICLE VII : ADDITIONAL AGREEMENTS

            7.1. Appropriate Action; Consents; Filings.

                  (a)The Company, the Shareholders and Buyer will each use commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer, the Shareholders or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein; (iii) if requested by Buyer, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement as of the Closing Date or immediately following the Closing Date required under (a) the federal securities laws and the rules and regulations thereunder, if any, and any other applicable federal or state securities laws, and (b) any other applicable Law; provided that Buyer and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company, the Shareholders and Buyer will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                  (b) Notices and Consents.

                        (i)Each of the Company, the Shareholders and Buyer will give any notices to third parties, and use commercially reasonable efforts to obtain any third party consents (a) necessary, proper or advisable to consummate the transactions contemplated in this

Agreement, (b) disclosed or required to be disclosed in the schedules contained herein, (c) otherwise required under any Contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein, or (d) required to prevent a Company Material Adverse Effect from occurring prior to or after the Closing Date or a Buyer Material Adverse Effect from occurring prior to or after the Closing Date. Company will use commercially reasonable efforts to obtain any third party consents necessary, proper or advisable to amend its contracts or privacy or other policies with Panelists or survey takers to harmonize those documents with current or proposed practices of Company or Buyer or as otherwise reasonably requested by Buyer.

                        (ii) In the event that any party will fail to obtain any third party consent described in the forgoing paragraph, it will use its commercially reasonable efforts, and will take any such actions reasonably requested by another party to this Agreement, to minimize any adverse effect upon the Company, Buyer and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

            7.2. Transfer and Disposal of Transferred Items Prior to the Closing Date. The Company and the Shareholders will do all acts necessary to transfer, distribute, settle, pay and/or dispose of all Transferred Items on or prior to the Closing Date in accordance with Section 1.2(b). The Shareholders hereby assume all liabilities, costs and expenses, including Taxes, incurred or generated in connection with such transfer, distribution, determination or disposal of the Transferred Items.

            7.3. Preparation of Audited 2004 Financial Statements. The Company and the Shareholders covenant and agree to use all commercially reasonable efforts (i) to assist in the preparation of the Audited 2004 Financial Statements and to cause such statements to be delivered to Buyer as soon as reasonably practicable, but in any event on or prior to February 18, 2005 and
(ii) to cause PwC to provide its consent to Buyer to include its audit report with respect to the Audited 2004 Financial Statements in Buyer's filings with the SEC.

            7.4. Retention of Employees. The Company and Shareholders will use their best efforts to insure a smooth transition of employees such that at least two of three employees listed remain and accept offers of continued employment from Company following the Purchase upon terms consistent with their current position. The Company and Buyer will work together to developing appropriate communications to Company employees regarding the transaction, and developing a transition plan in contemplation of the Closing. All employee communications pertinent to employment matters connected with the transaction shall be subject to the approval of Buyer.

            7.5. Best Efforts. The parties hereto will use their best efforts to consummate the Purchase and the other transactions contemplated hereby as promptly as practicable.

            7.6. Confidentiality; Public Announcements. The parties hereto agree that only Buyer may make any public announcement of the existence of this Agreement and/or the transactions contemplated hereby, including but not limited to the Purchase, except only that the Company may announce the Purchase to its employees prior to or at the Closing, provided that each employee has executed a written agreement requiring him or her to keep the terms of the

Purchase confidential until announced by Buyer. The parties hereto agree not to make public any of the terms of this Agreement, the Purchase, all other transactions contemplated hereunder and all other Exhibits executed in connection herewith, unless otherwise required by law, regulations, rules, judicial order or a directive from the SEC or the Nasdaq.

            7.7. Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, neither Company nor the Shareholders shall (and each shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of the Company, its business, Assets or capital shares, but excluding non-exclusive licenses entered into in the ordinary course of business, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license, lease, tender or exchange offer or otherwise (each of the foregoing, a "RESTRICTED TRANSACTION"), (ii) disclose, in connection with a Restricted Transaction, any information not customarily disclosed to any person other than Buyer or its representatives concerning Company's business or Assets or afford to any person other than Buyer or its representatives access to its properties, Assets, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to a Restricted Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the transactions contemplated by this Agreement. In the event that Company is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than twenty-four hours following Company's knowledge of such contact, notify Buyer in writing of such contact and the identity of the party so contacting Company.

            7.8. Breakup Fee. The Company agrees to pay Buyer a termination fee in the amount of $350,000 if (i) this Agreement is terminated by Buyer pursuant to Section 9.1(a) and (ii) on or prior to the date of such termination the Company or Shareholders received a proposal with respect to a Restricted Transaction and within 18 months following such date of termination the Company or the Shareholders consummates a Restricted Transaction. In the event that this agreement is terminated by Buyer pursuant to Section 9.1(b), the Company and the Shareholders covenant and agree to notify the Company of the occurrence of any event that would constitute a Restricted Transaction that occurs within 18 months following the date of termination. To the extent that the Company becomes obligated to pay a termination fee hereunder, the Company agrees to pay such fee to Buyer within 10 business days of the consummation of the Restricted Transaction that triggers such obligation. In such event, Buyer shall, in addition to the amount of such termination fee, be entitled to receive any additional costs and expenses incurred to collect such amount, including attorneys fees, and any unpaid amount shall bear interest at the maximum rate permitted by law.

            7.9. Additional Tax Matters.

                  (a) Tax Returns.

                        (i)Buyer will prepare or cause to be prepared and file or cause to be filed, at Buyer's cost and expense, all Tax Returns other than income Tax Returns for the Company described in Section 7.9(a)(ii) below for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Shareholders shall be liable and shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer of such Taxes to the extent such Taxes are not taken into account for purposes of the Working Capital Adjustment.

                        (ii) The Shareholders will prepare or cause to be prepared and timely file or cause to be filed, at Shareholders' cost and expense, all Tax Returns for the Company with respect to the federal, state, or local income Taxes relating to the Company's final S Corporation Taxable Period ending on the Closing Date, and shall pay all Taxes required to be paid as shown on such Returns. All such Returns shall be prepared consistent with past practice and, no later than thirty (30) days prior to the filing of any such Tax Returns, provided to Buyer for review and approval, which approval shall not be unreasonably withheld or delayed. The Shareholders shall be liable for any and all income Taxes imposed on the Shareholders for the Company's S Corporation Taxable Periods, subject to Section 7.11.

                        (iii) Buyer will prepare or cause to be prepared and file or cause to be filed, at Buyer's cost and expense, all Tax Returns for taxable periods beginning prior to but ending after the Closing Date (each a "STRADDLE PERIOD"); provided, however, that the foregoing will not be construed as imposing any obligation on Buyer to investigate whether any Tax Return has been filed which the Company and the Shareholders represent to having filed in
Section 3.12, or as otherwise limiting or modifying in any way the rights of Buyer to recover under Section 9.5 for breaches of Section 3.12. In the case of Taxes with respect to a Straddle Period, the Shareholders shall be liable for the portion of such Straddle Period that ends on the Closing Date to the extent such Taxes are not taken into account for purposes of the Working Capital Adjustment. For purposes of this Section 7.9(a)(iii), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be: (x) in the case of Taxes that are either based upon or related to income or receipts, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and (y) in the case of Taxes not described in clause (x) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                        (iv) Buyer will prepare or cause to be prepared and file or cause to be filed, at Buyer's cost and expense, any Tax Returns for the Company for all periods beginning on or after the Closing Date.

                  (b) Cooperation on Tax Matters.

                        (i)Buyer, the Company and the Shareholders will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any audit, litigation or other proceeding with respect to the Taxes of the Company. Such cooperation will include the retention and (upon the other party's request) the provision of records and information, to the extent the Company and the Shareholders have not already turned over such records and information to Buyer pursuant to Section 7.9(c), which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided however, that Buyer shall not provide to the Shareholders any copies of the Buyer's Tax Returns. The Company and the Shareholders agree to provide Buyer upon Closing with all books and records with respect to Tax matters pertinent to the Company relating to any taxable period before Closing (including any extensions thereof) and warrant that no such books and records have been transferred, destroyed or discarded and that the Company and the Shareholders have abided by all record retention agreements, if any, entered into with any taxing authority.

                        (ii) Buyer and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                        (iii) The Shareholders shall assist the Company to enable it to file with the IRS notification of termination of the Company's S Corporation status.

                  (c)Within thirty (30) days following the Closing Date, the Company and Shareholders will turn over to Buyer all workpapers, documents, records and information used in connection with or which support the completion of all Tax Returns for the Company, as well as all original invoices memorializing the purchase of Assets (and other documentation of any type memorializing the incurrence and payment of any and all Taxes on the purchase of such Assets) in connection with the purchase by the Company or Shareholders, as the case may be, of all Assets used in the Company's operations, to the extent that such invoices and documentation presently exists and is in the possession of the Company or the Shareholders.

                  (d)All transfer, documentary, sales, use, value added, stamp, registration and other such taxes and fees (including any penalties and interest) ("TRANSFER TAXES") incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Returns and other documentation with respect to all such Transfer Taxes.

            7.10. Trade and Domain Names. Following the Closing, neither the Shareholders nor any Affiliate of the Shareholders will, without the prior written consent of Buyer, make any use of the following trade names or domain names: "Rapidata," "Rapidata.net" "www.rapidata.net," and "www.rapiddata.net" which are all of the trade or domain names currently in use or previously utilized by the Company or any predecessor thereto, or any other name confusingly similar thereto, except as may be necessary for the Shareholders to prepare tax returns and other reports.

            7.11. Section 338(h)(10) Election.

                  (a) Buyer, the Company and the Shareholders will make or cause to be made a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable provision of applicable state or local law with respect to the Company (the "SECTION 338(H)(10) ELECTION"), in form and substance acceptable to Buyer, and will file such election in the manner required by applicable rules and regulations promulgated under the Code and any comparable provision of applicable state or local law.

                  (b) Within sixty (60) days after the Closing Date and after consultation with the Shareholders in good faith, Buyer shall deliver to the Shareholders, their legal counsel and accountants, a statement (the "PRICE ALLOCATION") allocating the "AGGREGATE DEEMED SALES PRICE" (as such term is defined under applicable Treasury Regulations) among the Assets. The Price Allocation shall be binding on Buyer, the Company, the Shareholders and their Affiliates. Buyer shall complete the Executed Form 8023 and Executed State Election Forms in accordance with the Price Allocation.

                  (c) Following review and approval (which shall not be withheld (except to the extent a form has not been completed in accordance with Price Allocation) or unreasonably delayed) by the Shareholders of the completed Executed Form 8023 and the completed Executed State Election Forms, Buyer will timely file the Executed Form 8023, and the Company will file a copy of such form, in accordance with the instructions to the form and the Treasury Regulations under Section 338(h)(10) of the Code, and Buyer and (to the extent required under applicable law) the Company and the Shareholders will cause the Executed State Election Forms to be filed with the applicable Tax authorities in accordance with applicable law. Buyer, the Company, and the Shareholders will, and will cause their Affiliates to, take any and all other steps that are required under federal or applicable state and local laws to assure the validity of the elections described herein under such laws. Buyer, the Company and the Shareholders agree to be bound by, file their Tax Returns in accordance with, and not take any position during a Tax audit, examination or contest that is inconsistent with, the Executed Form 8023 and Executed State Election Forms as so completed by Buyer, unless otherwise required by a determination by a Tax authority or court that is not subject to further appeal, review or modification (including by reason of the expiration of the applicable period for filing an appeal or other request for review with respect to such determination). The Shareholders, the Company and Buyer shall each provide promptly all information that may be required for the purpose of preparing such forms. The Shareholders acknowledge and agree that, by making or causing to be made the Section 338(h)(10) Election, (a) the Company will be deemed for federal income Tax purposes to have sold its Assets and the Company's final S Corporation federal income Tax Return (and any corresponding state or local Tax Returns) shall include the gain resulting from such deemed sale, and (b) the Shareholders will include such gain in their individual federal and state income Tax Returns.

                  (d) The Shareholders will bear the economic burden of and indemnify and hold harmless Buyer, its Affiliates and the Company against any and all Taxes triggered by or resulting solely from the elections described herein, including without limitation any income Taxes imposed on the Company; provided however, that Buyer shall, as a condition to making the 338(h)(10) Election, reimburse the Shareholders for the Incremental Tax Cost of the Section 338(h)(10) Election. For purposes of this Agreement, the term "INCREMENTAL TAX COST" shall mean a portion of the additional Tax paid or payable by the Shareholders as a result of the recognition of income other than long-term capital gain by the Shareholders as part of their gain resulting from the Section 338(h)(10) Election (the aggregate of such income for all the Shareholders, the "338(h)(10) INCOME") to the extent that the amount of the 338(h)(10) Income exceeds $500,000, assuming that the Shareholders are subject to income Tax at the highest marginal ordinary income tax rate applicable to individuals. The Shareholders shall provide to Buyer on or before the fourteenth (14th) day after the delivery by Buyer of the Price Allocation pursuant to Section 7.11(b) a calculation detailing the amount of the Incremental Tax Cost (the "INCREMENTAL TAX COST AMOUNT"). Subject to the review and approval of Buyer of the Incremental Tax Cost Amount, the Incremental Tax Cost Amount shall be binding on Buyer, the Company, the Shareholders and their Affiliates, and Buyer shall pay to the Shareholders the Incremental Tax Cost Amount. Each Shareholder shall be entitled to his, her or its pro rata share of the Incremental Tax Cost in accordance with such Shareholder's Company Common Stock. Any payment of the Incremental Tax Cost Amount pursuant to this Section 7.11(d) shall be treated for all purposes of this Agreement as having been paid to the Shareholders as additional consideration for the Company Shares. Other than as provided in this Section 7.11(d), Buyer shall have no further liability in respect of the Taxes of the Shareholders resulting from the 338(h)(10) Election.

                        ARTICLE VIII : CLOSING CONDITIONS

            8.1.Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Purchase and the other transactions contemplated herein will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Purchase illegal or otherwise prohibiting consummation of the Purchase.

                  (b) Consents and Approvals. All material consents, approvals and authorizations legally required to be obtained to consummate the Purchase will have been obtained from all required Governmental Entities.

            8.2.Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Purchase and the other transactions contemplated herein are also subject to the following conditions, each of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Buyer:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company and the Shareholders contained in this Agreement will be true and correct when made and on and as of the Closing Date, as if made on and as of such date, individually or in the aggregate, and except that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date. Buyer will have received a certificate of the President of the Company and each Shareholder to such effect; and

                  (b) Agreements and Covenants. The Company and the Shareholders will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Buyer will have received a certificate of the President or Chief Financial Officer of the Company and the Shareholders to that effect.

                  (c) Third Party Consents and Waivers. The Company will have obtained consents and waivers, in form and substance reasonably satisfactory to Buyer, in respect of the material contracts set forth on
      Schedule 8.2(c).

                  (d) Satisfactory Completion of Due Diligence. Buyer shall have satisfactorily completed its legal, financial and technical due diligence of Company.

                  (e) Company Material Adverse Effect. The Company will not have become subject to any action or event which resulted in or may likely result in a Company Material Adverse Effect.

                  (f) Closing Date Balance Sheet. Buyer shall have received the Closing Date Balance Sheet that shall be in form and substance reasonably acceptable to Buyer.

                  (g) Legal Opinion. Buyer will have received the legal opinion of Daniels Daniels & Verdonik, P.A., counsel for the Company and the Shareholders, covering the matters set forth on EXHIBIT B. Such opinion shall be in form and substance reasonably acceptable to Buyer's legal counsel.

                  (h) Employment and Non-Competition Agreements. Mebane and Feldman will execute and deliver employment and non-competition agreements (collectively, the "EMPLOYMENT AGREEMENTS") in the form attached as EXHIBIT C.

                  (i) Restricted Stock Agreements. Mebane and Feldman will execute and deliver restricted stock purchase agreements (collectively, the "RESTRICTED STOCK AGREEMENTS") in the form attached as EXHIBIT D.

                  (j) Non-Competition Agreements. Towns and Lipson will execute and deliver to Buyer the non-competition agreements in the form attached as EXHIBIT E.

                  (k) Retention of Employees. At least two out of three of the Company's employees listed on Schedule 3.20 will have accepted offers of continued employment from Company following the Purchase upon terms consistent with their current position..

                  (l) UCC Forms. The Company and the Shareholders will execute and deliver to Buyer such UCC forms and Intellectual Property registration or other records as may be necessary in the opinion of the counsel for Buyer to evidence that all the Assets of the Company are free and clear of any Liens.

                  (m) Agreement by the Shareholders as to the Section 338(h)(10) Election. Each Shareholder (i) shall have signed in blank an IRS Form 8023 with respect to the Company, which same form also will have been signed by all the other Shareholders and will have been delivered to Buyer (the "EXECUTED FORM 8023"), (ii) shall have signed in blank and delivered to Buyer, with respect to the Company, all forms or other documents that are similar to the IRS Form 8023 with respect to elections under state and local law that correspond to the election under Section 338(h)(10) of the Code (the "EXECUTED STATE ELECTION FORMS"), (iii) shall have acknowledged and agreed in writing to be bound by the terms of Section 7.11, and (iv) shall have agreed in writing to take all such further actions as are deemed necessary or appropriate by Buyer for purposes of effectuating
      Section 7.11. In no event, however, shall Buyer be authorized to file the Executed Form 8023 or any Executed State Election Forms with the IRS or any state taxing authority unless and until the Incremental Tax Cost has been paid to the Shareholders.

                  (n) Evidence of satisfaction of $100,000 Promissory Note, dated as of June 7, 2004, payable by the Company to Wachovia Bank, N.A.

            8.3.Additional Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and/or the Shareholders to effect the Purchase and the other transactions contemplated in this Agreement are subject to the following conditions, each of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company or the Shareholders on behalf of both such parties:

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement will be true and correct when made and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct would not have a Buyer Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date, except where the failure to be so true and correct would not have a Buyer Material Adverse Effect. Solely for purposes of this section and in determining compliance with the conditions set forth herein, any representation and warranty made by Buyer in this Agreement will be read and interpreted as if the qualification stated therein with respect to materiality or Buyer Material Adverse Effect were not contained therein. The Company will have received a certificate of the President of Buyer to such effect.

                  (b) Agreements and Covenants. Buyer will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Closing Date. The Company will have received a certificate of the President of Buyer to that effect.

                  (c) Buyer Material Adverse Effect. Buyer will not have become subject to any action or event which resulted in or may likely result in a Buyer Material Adverse Effect.

                  (d) Legal Opinion. The Company will have received the legal opinion of Preston Gates & Ellis LLP, counsel to Buyer, covering the matters set forth on EXHIBIT F.

         ARTICLE IX : TERMINATION, AMENDMENT, WAIVER AND INDEMNIFICATION

            9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual consent of Buyer and the Company;

                  (b)by Buyer, upon a material breach of any covenant or agreement on the part of the Company or the Shareholders not cured within 10 days after receiving notice;

                  (c)by the Company, upon a material breach of any covenant or agreement on the part of Buyer as set forth in this Agreement not cured within 10 days after receiving notice;

                  (d)by either Buyer or the Company, if there will be any order of a Governmental Entity which is final and non-appealable preventing the consummation of the Purchase;

                  (e)by Buyer if it is not satisfied with the results of its continuing due diligence review regarding the Company or if there has been a Company Material Adverse Effect;

                  (f)by either Buyer or the Company, if the Closing will not have occurred on or before March 31, 2005 (unless the failure to consummate the Closing by such date will be due to the action of or failure to act by the party seeking to terminate this Agreement).

            9.2. Amendment. This Agreement may not be amended except by an instrument signed by all the parties.

            9.3. Waiver. At any time prior to the Closing Date, any party may
(a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (c) waive compliance by another party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            9.4. Fees, Expenses and Other Payments. The operation of the Transaction Cost Adjustment is intended to function such that Buyer, on the one hand and the Shareholders on the other hand each bear their own costs and expenses incurred in connection with the preparation, negotiation and performance of this Agreement (including legal, accounting, investment banking and financial advisory fees and expenses) and the transactions contemplated hereby, including all due diligence expenses and fees and expenses of agents, representatives, counsel and accountants. In the event that Buyer terminates this Agreement for reasons other than pursuant to Sections 9.1(b) or (d), it will reimburse the Company for actual, documented transaction costs incurred prior to such termination, but in no event more than $75,000.

            9.5. Indemnification.

                  (a)Claims of Buyer. The Shareholders will indemnify and defend Buyer, and hold it harmless, from and against any and all losses, damages, Liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever (including without limitation any loss, damage, liability, claim, cost and expense of any failure of the 338(h)(10) Election to be valid or effective by reason of a breach of any representations set forth in Section 3.12(e) and reasonable attorneys' fees) (collectively, "LOSS"), resulting from or arising out of any: (i) breach of any representation or warranty or agreement of the Company or the Shareholders contained herein; (ii) breach of the terms of the Non-Competition Agreements; (iii) Liability of the Company, whether or not addressed by a representation or warranty, which was created, incurred or arose from facts, events, conditions or circumstances existing on or before the Closing Date, to the extent that, but only to the extent that, such Liability was not reflected or reserved against on the face of the Preliminary 2004 Balance Sheet as adjusted for Liabilities incurred in the Ordinary Course of Business since December 31, 2004; (iv) any claim for amounts due to Buyer with respect to Transferred Items pursuant to Section 1.2(b); (v) any claim for amounts due to Buyer with respect to uncollected Current Accounts Receivable pursuant to
      Section 1.2(c)(i); (vi) any claim for amounts due to Buyer for Transaction Costs in accordance with Section 1.2(c)(ii); and (vii) any amounts due to Buyer with respect to the EBITDA Adjustment in accordance with Section 1.2(c)(iii). Except as otherwise provided under Section 10.1(b), no claim for indemnification pursuant to this Section 9.5(a) may be made subsequent to the date 18 months after the Closing Date or in respect of a Loss for which Buyer has otherwise been previously reimbursed by the Shareholders.

                  (b) Third Party Claims.

                        (i)If any third party notifies Buyer with respect to any third party claim (a "THIRD PARTY CLAIM") that may give rise to a Loss, then Buyer will promptly notify the Shareholders in writing; provided, however, that no delay on the part of Buyer in notifying the Shareholders will relieve the Shareholders from any obligation hereunder unless (and then solely to the extent) the Shareholders are prejudiced by such delay.

                        (ii) The Shareholders will have the right to defend Buyer against the Third Party Claim with counsel selected by Shareholders and reasonably satisfactory to Buyer, so long as: (A) the Shareholders so notify Buyer in writing within 15 days of the Third Party Claim becoming known to the Shareholders, acknowledging that such claim is in respect of a Loss described in
Section 9.5(a); (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Buyer, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Buyer; and (D) the Shareholders conduct the defense of the Third Party Claim actively and diligently.

                        (iii) So long as the Shareholders are conducting the defense of the Third Party Claim in accordance with Section 9.5(b)(ii), (A) Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholders (which consent will not be withheld unreasonably); and (C) the Shareholders will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Buyer (which consent will not be withheld unreasonably).

                        (iv) In the event that any of the conditions in Section 9.5(b)(ii) is or becomes unsatisfied, (A) Buyer may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that Buyer will not consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of the Shareholders, which consent will not be unreasonably withheld;
(B) Buyer will be reimbursed by Shareholders, or Buyer may deduct such amounts from the Primary Escrow, promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (C) the Shareholders will remain responsible for any Loss that Buyer actually suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.5.

                        (v)Notwithstanding the foregoing, in the event Buyer receives a notice of any examination, claim, adjustment, or other proceeding (a "PROCEEDING NOTICE") with respect to the liability for Taxes for any S Corporation Taxable Periods of the Company for which the Shareholders are or may be liable under Section 9.5(a), Buyer shall notify the Shareholders in writing thereof (the "BUYER NOTICE") no later than the earlier of (i) thirty (30) days after the receipt by Buyer of the Proceeding Notice, or (ii) ten (10) days prior to the deadline for responding to the Proceeding Notice, but no failure to give such Buyer Notice shall relieve the Shareholders of any liability hereunder except to the extent, if any, that the rights of the Shareholders with respect to such claim are actually prejudiced. In the event of any examination, claim, adjustment, or other proceeding relating solely to income Taxes in respect of any taxable period ending on or before the Closing Date, the Shareholders shall control the contest of such claim, adjustment, or other proceeding. The Shareholders shall keep Buyer advised of the status of such claim, adjustment or other proceeding and may not, without the consent of Buyer, agree to any settlement or compromise that could result in a potential Tax liability for Buyer. Buyer shall control all other examinations, claims, adjustments, or other proceedings. Buyer, the Company and the Shareholders shall cooperate with each other, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 9.5(b)(v).

                  (c)No Waiver. The occurrence of the Closing will not constitute a waiver by Buyer of its rights to indemnification hereunder, regardless of whether Buyer has knowledge of the breach, violation or failure of the condition constituting the basis of the Loss at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 9.1.

                  (d)Remedies. The Primary Escrow is the sole remedy to satisfy claims by Buyer for indemnification under this Section 9.5 (other than claims arising from any EBITDA Adjustment, which the EBITDA Escrow may also satisfy), except for claims ("EXCEPTED CLAIMS") arising out of or based on (i) fraud or willful misstatements or willful omissions by the Company or any of the Shareholders, or (ii) to the breach of any representation, warranty, covenant or agreement set forth in Sections 1.2(b), 1.2(f), 3.3, 3.12, 7.2, 7.8, 7.9, 7.10, 7.11, and Article IV
      (collectively, the "SURVIVING OBLIGATIONS") In each case of an Excepted Claim, Buyer will have all available legal remedies.

                  (e)Basket. Buyer will not be entitled to seek indemnification under this Section 9.5 unless and until the amount of all Losses has accumulated to a threshold of

      $100,000, after which Buyer will be entitled to the full amount of all Losses, including amounts below such threshold.

            9.6. Shareholder Representative.

                  (a)The Shareholders hereby appoint John Gilmer Mebane, III as "SHAREHOLDER REPRESENTATIVE". The Shareholder Representative will be agent and attorney-in-fact for and on behalf of each of the Shareholders and shall have full power and authority to represent all of the Shareholders and their successors with respect to all matters arising under this Agreement. All actions taken by the Shareholder Representative hereunder shall be binding upon all Shareholders and their successors as if expressly confirmed and ratified in writing by each of them, including, but not limited to, resolving all claims relating the Escrow and any indemnification claims and obligations. The Shareholder Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement for and on behalf of the Shareholders, as fully as if he were acting on his own behalf, including, without limitation, consenting to, compromising or settling issues with respect to the Escrow and all such indemnity claims with Buyer under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, or accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof on behalf of all Shareholders and such successors. The Person designated to serve as the Shareholder Representative may be changed by the Shareholders who are entitled to receive a majority of the Escrow when and if it becomes payable hereunder from time to time upon not less than ten days prior written notice to Buyer. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for services but shall be entitled to be reimbursed by the Shareholders for reasonable expenses incurred in the performance of his duties hereunder, including expenses of legal counsel. All such expenses shall be payable from the Escrow, if sufficient.

                  (b)The Shareholder Representative shall not be liable to Shareholders for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholder Representative and hold him harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance and administration of his duties hereunder.

                  (c)The Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about Buyer or the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (d)A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each such Shareholder, and Buyer may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Custodian, Buyer and the Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                         ARTICLE X : GENERAL PROVISIONS

            10.1. Effectiveness of Representations, Warranties and Agreements.

                  (a)Except as set forth in Section 10.1(b), the representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

                  (b)The representations, warranties and agreements in this Agreement, other than the Surviving Obligations and the provisions of Articles IX and X, will terminate on the date which is 18 months after the Closing Date. The Surviving Obligations and the provisions of Articles IX and X will terminate on the expiration date of the period of limitation under applicable Laws (as such period of limitation may be extended by waiver).

            10.2. Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered, mailed or faxed, and will be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by overnight delivery service (e.g., Federal Express), to the parties at the following addresses (or at such other address for a party as will be specified by like changes of address) or sent by electronic transmission to the fax number specified below:

                  (a) If to Buyer:

                               Greenfield Online, Inc.
                               21 River Road
                               Wilton, CT  06897
                               Attention: Jonathan Flatow, Corporate Secretary Phone No.: (203) 846-5721
                               Fax No.: (203) 846-5749

                      with a copy to:

                               Preston Gates & Ellis LLP
                               925 Fourth Avenue, Suite 2900
                               Seattle, WA 98104-1158
                               Attention: Gary Kocher
                               Telephone (206) 623-7580
                               Fax: (206) 623-7022

                  (b) If to the Company:

                               Rapidata.net, Inc.
                               PO Box 52385

                               Durham, NC 27717
                               Phone No.: (919) 956-2000
                               Fax No.: (919) 956-2500

                  (c) If to any Shareholder:

                               John Gilmer Mebane, III
                               Shareholder Representative
                               2804 Chelsea Circle
                               Durham, NC 27707
                               Phone No.: (919) 493-2191
                               Fax No.: (919) 489-5841

                      with a copy to:

                               Daniels Daniels & Verdonik, P.A.
                               1822 NC Highway 54 East, Suite 200
                               Durham, North Carolina  27713
                               Attention: Walter E. Daniels
                               Phone No.:(919) 544-5444
                               Fax No.: (919) 544-5920

            10.3. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

            "AFFILIATE" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

            "ASSETS" means any and all: (1) properties, contract rights and other assets; (2) Intellectual Property; (3) data, text, images, sounds, codes, computer programs, software, databases, mask works or the like and including collections and compilations of them (whether or not all or part of such is Intellectual Property) and all other information (collectively, "INFORMATION");
(4) access or use rights; (5) all rights in Internet, worldwide web or similar addresses, uniform resource locators, domain names or the like and all applications and registrations therefor; and (6) other rights of every nature whatsoever; of the Company or in which Company has rights, permissions or possession or control of any nature, all whether proprietary, real, personal or mixed, tangible or intangible. Nos. (3) through (5) are referenced herein as "INFORMATION ASSETS."

            "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence;

            "BUYER MATERIAL ADVERSE EFFECT" will mean any change or effect that, individually or when taken together with all such other changes or effects, is or is reasonably likely to be materially adverse to the business, properties, Assets, condition (financial or otherwise), liabilities, operations or prospects of Buyer and its Subsidiaries, taken as a whole at the time of such change or effect. A Buyer Material Adverse Effect will be deemed to exist if there will occur any event which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $5,000,000;

            "CODE" means the Internal Revenue Code of 1986, as amended;

            "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect relating to the time prior to the Closing Date that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, properties, Assets, condition (financial or otherwise), liabilities, operations or prospects of the Company at the time of such change or effect. A Company Material Adverse Effect will be deemed to exist if there will occur any event which relates to the time prior to the Closing Date and which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $150,000;

            "CONTRACT" of any Person means any contract, agreement, license or instrument of any type whatsoever, whether written or oral, (i) to which such Person is a party and by which such Person either has made a binding undertaking to perform an obligation or is entitled to any property, information or right, or (ii) by which any of the Assets of such Person is bound;

            "CONTROL" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise;

            "EMPLOYEE BENEFIT PLAN" means (a) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, workers' compensation, dependent care, flexible benefits or cafeteria, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, disability, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (b) any plan, program or arrangement which is an Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Multiemployer Plan.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2);

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1);

            "ENCUMBRANCES" means any Security Interests, Liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever;

            "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), concerning pollution or protection of the environment, disposal of waste electronic materials and import or export of products containing materials that will become subject to same upon disposal, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic substances, materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic substances, materials or wastes;

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

            "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) that together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to) would be considered or has been a single employer under Section 4001(b) of ERISA or would be considered or has been a member of the same "controlled group," under common control, a member of the same affiliated service group or otherwise a single employer within the meaning of Section 414(b), (c), (m) and (o) of the Code (provided, however, that when the subject of the provision is a Multiemployer Plan only subsections (b) and (c) of Section 414 of the Code will be taken into account).

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended;

            "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended;

            "GAAP" means United States generally accepted accounting principles as in effect from time to time;

            "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) databases; (h) rights of publicity, things in action and choses in action, (i) all copies and tangible embodiments thereof (in whatever form or medium); and (j) all other rights of like nature.

            "KNOWLEDGE" "KNOW" or "KNOWN" means, with respect to a particular fact or other matter, that (i) an individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a commercially reasonable investigation concerning the existence of such fact or other matter; a Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

            "LIEN" means any lien, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, financing lease, pledge or Security Interest of any kind or type and whether arising by Contract or under Law;

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section
3(37);

            "ORDINARY COURSE OF BUSINESS" with respect to any entity, means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of that entity;

            "PANEL" means that certain database of distinct email addresses related to the business of the Company, as such addresses may be supplemented and deleted from time to time in the Ordinary Course of Business and as more fully described in Section 3.29(a) and Schedule 3.29.

            "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency, or political subdivision thereof) or any other entity;

            "S CORPORATION TAXABLE PERIODS" shall mean the taxable periods for which the Company was a valid S corporation under Section 1361(a) of the Code, including the taxable period ending on the Closing Date.

            "SEC" means the U.S. Securities and Exchange Commission;

            "SECURITIES ACT" means the Securities Act of 1933, as amended;

            "SECURITY INTEREST" means any mortgage, pledge, Lien, Encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar Liens, (b) Liens for Taxes not yet due and payable, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (d) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money;

            "SUBSIDIARY" or "SUBSIDIARIES" of a Person, means any corporation, partnership, joint venture or other legal entity of which the Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests which the holders thereof are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

            "TRANSACTION" means an action or set of actions relating to the conduct of business, consumer, commercial or governmental affairs between two or more Persons, including but not limited to any of the following types of conduct: (a) the sale, lease, exchange, licensing, or other disposition or disclosure of (i) personal property, including goods and intangibles, (ii) services, (iii) any Asset; and/or (iv) any combination thereof; and (b) the sale, lease, license, exchange, or other disposition of any interest in real property, or any combination thereof.

            10.4. Construction. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

            10.5. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            10.6. Reliance by Buyer. Notwithstanding the right of Buyer to investigate the business, Assets and financial condition of the Company, and notwithstanding any knowledge obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Company and the Shareholders in this Agreement, as modified by the Company Disclosure Schedule and the Shareholder Disclosure Schedule.

            10.7. Entire Agreement and Modification. This Agreement (together with the exhibits and schedules) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

            10.8. Assignment. This Agreement may not be assigned by operation of law or otherwise, except that Buyer may, without the consent of the Company or Shareholders, assign its rights hereunder to its Affiliates. Any assignment by Buyer will not relieve it of its obligations hereunder.

            10.9. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            10.10. Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

            10.11. Further Assurances. The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as another party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            10.12. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            10.13. Venue; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties hereto in the courts of the State of Connecticut, County of Fairfield, or, if it has or can acquire jurisdiction, in the United States District Court for District of Connecticut, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world.

            10.14. Counterparts. This Agreement may be executed in counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

                            (signature page follows)

            IN WITNESS WHEREOF, the parties hereto have executed or caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officer thereunto duly authorized:

GREENFIELD ONLINE, INC.                   RAPIDATA.NET, INC.

By: ___________________________________   By: __________________________________
    Dean Wiltse                               Benjamin Douglas Feldman
    CEO                                       CEO

SHAREHOLDERS

______________________________________    _____________________________________
John Gilmer Mebane, III, Individually     Benjamin Douglas Feldman, Individually

______________________________________    _____________________________________
Jesse Lipson, Individually                Jennifer Lipson Towns, Individually

SHAREHOLDER REPRESENTATIVE                CONSENT OF SPOUSE

By executing below the undersigned        The undersigned spouse of Jennifer
agrees to accept appointment as, and to   Lipson Towns certifies that she has
perform the function of, Shareholder      read this Stock Purchase Agreement and
Representative as set forth in this       agrees to its terms in respect of the
Agreement.                                management or disposition of any
                                          community or joint property interest
                                          of hers.
______________________________________
John Gilmer Mebane, III                   _________________________________
                                          Print name:

CONSENT OF SPOUSE                         CONSENT OF SPOUSE

The undersigned spouse of John Gilmer     The undersigned spouse of Benjamin
Mebane, III certifies that she has read   Douglas Feldman certifies that she has
this Stock Purchase Agreement and         read this Stock Purchase Agreement and
agrees to its terms in respect of the     agrees to its terms in respect of the
management or disposition of any          management or disposition of any
community or joint property interest of   community or joint property interest
hers.                                     of hers.

______________________________________    _________________________________
Print name:                               Print name: